EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

INTERSECTIONS INC.,

AMERICAN BACKGROUND INFORMATION SERVICES, INC.,

AND

AMSEC ENTERPRISES, L.C.

DATED AS OF OCTOBER 14, 2004

i

ii

iii

STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT, dated as of October 14, 2004, by and among INTERSECTIONS INC., a Delaware corporation (“Purchaser”), AMERICAN BACKGROUND INFORMATION SERVICES, INC., a Virginia corporation (the “Company”), and AMSEC ENTERPRISES, L.C., a Virginia limited liability company (“AE”).

RECITALS

     A. AE owns all of the issued and outstanding capital stock of the Company.

     B. Purchaser desires to purchase and acquire from AE, and AE desires to sell and transfer to Purchaser, all of the shares of Company Common Stock which are issued and outstanding immediately prior to the Closing for the consideration and upon the terms and subject to the conditions set forth in this Agreement and the related documents to be executed and delivered in connection herewith (the “Acquisition”).

     C. The Company, AE and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Acquisition.

     NOW, THEREFORE, in consideration of the covenants, representations and warranties set forth herein, intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

THE ACQUISITION

     1.1 The Acquisition. Upon the terms and subject to the conditions set forth in this Agreement and upon the representations and warranties made herein by each of the parties to the other, at the Closing, Purchaser shall purchase and acquire from AE, and AE shall sell and transfer to Purchaser, all shares of Company Common Stock issued and outstanding immediately prior to the Closing for and in exchange of the Acquisition Consideration. Immediately following the Closing, Purchaser shall own all of the issued and outstanding equity and any other ownership interests of the Company.

     1.2 Closing. Unless this Agreement is earlier terminated pursuant to Section 9.1, the closing of the Acquisition (the “Closing”) will take place within three (3) Business Days after satisfaction or waiver of the conditions set forth in Article 7, at the offices of Venable LLP, 8010 Towers Crescent Drive, Suite 300, Vienna, Virginia 22182, unless another place or time is agreed to by Purchaser and AE (with the actual date of Closing being referred to herein as the “Closing Date”).

     1.3 Non-Refundable Deposit; Acquisition Consideration.

          (a) Upon execution of this Agreement, Purchaser shall deliver to AE a non-refundable check in the amount of Two-Hundred and Fifty Thousand Dollars ($250,000) (the “Non-Refundable Deposit”). The Non-Refundable Deposit shall be retained by AE in the event this Agreement is terminated pursuant to Section 9.1.

          (b) On the terms and subject to the conditions set forth in this Agreement, Purchaser agrees to deliver the amounts set forth in clauses (i), (ii) and (iii) of this Section 1.3(b) (collectively, the “Acquisition Consideration”) as provided below. The Acquisition Consideration shall be subject to adjustment after Closing in accordance with Section 1.4(a). The Acquisition Consideration shall be payable as follows:

               (i) The Non-Refundable Deposit will be paid to AE upon execution of this Agreement as set forth in Section 1.3(a) above;

               (ii) Sixteen Million Three Hundred and Fifty Thousand ($16,350,000) in cash (the “Cash Payment”) shall be paid to AE at Closing by wire transfer of immediately available funds to such bank account or accounts as per written instructions of AE (including without limitation to the Company in the amount of the Transaction Bonuses), given to Purchaser at least five (5) days prior to the Closing; and

               (iii) The Deferred Payment Amount shall be delivered to the Escrow Agent at Closing pursuant to the terms and conditions of Section 1.5.

     1.4 Adjustment to Acquisition Consideration.

          (a) Within forty-five (45) days after the Closing Date, Purchaser shall prepare and deliver to AE a balance sheet of the Company as of 11:59 p.m. on the day immediately prior to the Closing Date (the “Final Balance Sheet”). Except to the extent that Schedule 1.4(b) causes a different result, the Final Balance Sheet shall be prepared in accordance with GAAP (except for the absence of notes and normal year-end adjustments) and in a manner consistent with the Company’s past accounting practices and conventions and the balance sheet of the Company as of May 31, 2004, a copy of which is attached hereto as Schedule 1.4(a) (the “May Balance Sheet”). The Transaction Bonuses shall be accounted for on the Final Balance Sheet as provided in Schedule 1.4(b). If within thirty (30) days following delivery of the Final Balance Sheet, AE does not give Purchaser written notice of its objection to the Final Balance Sheet (which notice shall contain a statement of the basis of AE’s objection), then the assets and liabilities reflected on the Final Balance Sheet shall be used in computing the Adjustment Amount.

          (b) If AE gives Purchaser a timely written notice of objection to the Final Balance Sheet, then AE and Purchaser shall use their reasonable best efforts to resolve any such objection. If a final resolution is not obtained within 30 days after Purchaser has received AE’s written notice of objection to the Final Balance Sheet, the issue(s) in dispute will be submitted to an independent public accounting firm of national standing mutually agreed upon by Purchaser and AE (the “Auditor”) for resolution. The determination of the Auditor shall be set forth in a written notice delivered to Purchaser and AE by the Auditor and will be binding and conclusive on the parties. Purchaser and AE will bear 50% of the fees and expenses of the Auditor for such determination.

          (c) For purposes of this Agreement, “Net Working Capital” means the amount by which the current assets of the Company exceed the current liabilities of the Company, all as shown on the May Balance Sheet and the Final Balance Sheet, as applicable. At such time as the Final Balance Sheet is finalized per the foregoing provisions, if the Net Working Capital shown on the Final Balance Sheet is less than the Net Working Capital shown on the May Balance Sheet, (i) the Acquisition Consideration shall be reduced after Closing by the amount of the difference between the Net Working Capital shown on the Final Balance Sheet and the Net Working Capital shown on the May Balance Sheet (such amount, the “Adjustment Amount”), (ii) Purchaser and AE shall jointly instruct the Escrow Agent in writing to pay to Purchaser a portion of the Deferred Payment Amount equal to the Adjustment Amount, and (iii) the Escrow Agent shall pay such amount within ten (10) Business Days after Purchaser and AE deliver such written instructions; provided, however, that if the Adjustment Amount exceeds Two Hundred Fifty Thousand Dollars ($250,000), (A) Purchaser and AE shall jointly instruct the Escrow Agent in writing to pay to Purchaser Two Hundred Fifty Thousand Dollars ($250,000) from the Deferred Payment Amount and the Escrow Agent shall pay such amount within ten (10) Business Days after Purchaser and AE deliver such written instructions, and (B) Purchaser, at its option, shall either (I) instruct AE to pay the amount by which the Adjustment Amount exceeds Two Hundred Fifty Thousand Dollars ($250,000) and AE shall pay such amount in cash to Purchaser on or before the later of (x) the date that is thirty (30) days after delivery of the Final Balance Sheet, or (y) if the Auditor resolves a dispute in accordance with Section 1.4(b), the date that is ten (10) Business Days after the Auditor delivers written notice of its determination pursuant to Section 1.4(b), or (II) instruct the Escrow Agent in writing (and AE shall join in such written instruction), to pay to Purchaser the remainder of the Adjustment Amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) from the Deferred Payment Amount and the Escrow Agent shall pay such amount within ten (10) Business Days after Purchaser delivers such written instructions and, if the remainder of the Adjustment Amount exceeds the Deferred Payment Amount, instruct AE to pay the amount by which the Adjustment Amount exceeds the Deferred Payment Amount and AE shall pay such amount in cash to Purchaser on or before the later of (x) the date that is thirty (30) days after delivery of the Final Balance Sheet, or (y) if the Auditor resolves a dispute in accordance with Section 1.4(b), the date that is ten (10) Business Days after the Auditor delivers written notice of its determination pursuant to Section 1.4(b).

     1.5 Deferred Payment Amount.

          (a) At Closing, Purchaser shall pay to the Escrow Agent One Million Nine Hundred Thousand Dollars ($1,900,000) (such initial escrow amount, or, following release of funds as contemplated herein and in the Escrow Agreement, such reduced escrow amount, as the case may be, being the “Deferred Payment Amount”) in cash payable by wire transfer of immediately available funds for deposit in an escrow account in accordance with the terms and conditions of the Escrow Agreement to be entered into by and among Purchaser, AE and the Escrow Agent in the form attached hereto as Exhibit A (the “Escrow Agreement”). Except with respect to claims based on fraud, the Deferred Payment Amount shall be the sole and exclusive source of funds available for satisfaction of any liability of AE under Section 8.2(a) hereof, and shall be held and distributed by the Escrow Agent in accordance with the terms and conditions of this Agreement and the Escrow Agreement.

          (b) If Purchaser makes any claim on behalf of itself or any other Purchaser Indemnified Party for indemnification by AE, Purchaser shall deliver written notice to AE and the Escrow Agent (which notice to the Escrow Agent shall be in accordance with Section 12 of the Escrow Agreement) (a “Claim Notice”), which Claim Notice shall (i) describe in general terms the facts upon which Purchaser, on behalf of itself or any other Purchaser Indemnified

Party, makes such claim and state a good faith estimate of Losses subject to the indemnification obligations of AE under Article 8 of this Agreement, and (ii) specify the amount of the Deferred Payment Amount that Purchaser seeks to have released from escrow in connection with such claim (the “Claim Amount”).

          (c) Within fourteen (14) days after receipt of a Claim Notice from Purchaser seeking payment from the Deferred Payment Amount, AE shall deliver written notice to Purchaser and the Escrow Agent (a “Response Notice”), which Response Notice shall either (i) state that AE does not object to the Claim Notice and instruct the Escrow Agent to disburse the Claim Amount to Purchaser, or (ii) state that AE disputes the Claim Notice. If the Response Notice states that AE disputes the Claim Notice, then the Escrow Agent shall not disburse the Deferred Payment Amount until the dispute is resolved in accordance with Section 1.5(d).

          (d) If AE objects to a Claim Notice, then Purchaser and AE shall negotiate in good faith to agree upon how to handle the Claim Notice and, if successful in reaching agreement on such Claim Notice, shall jointly deliver to the Escrow Agent a written notice executed by Purchaser and AE (a “Joint Written Notice”), which Joint Written Notice shall direct the Escrow Agent how to act with respect to the disputed Claim Notice. If Purchaser and AE are unable to agree on how to handle the disputed Claim Notice within twenty (20) days after the date Purchaser receives the Response Notice from AE (or if AE does not deliver a Response Notice within fourteen (14) days after receipt of a Claim Notice), then either Purchaser or AE shall be entitled at any time thereafter to initiate an Action or Proceeding with respect to such Claim Notice in accordance with and subject to Section 10.9 of this Agreement. At such time as a final, non-appealable judgment is rendered in connection with any such Action or Proceeding, the prevailing party in the Action or Proceeding shall deliver to the Escrow Agent and the non-prevailing party written notice (a “Judicial Decision Notice”), which Judicial Decision Notice shall notify the Escrow Agent of the outcome of the final, non-appealable judgment and instruct the Escrow Agent what action to take in accordance with such judgment; provided that at any time prior to any such judgment being rendered, Purchaser and AE may settle or otherwise resolve any such Action or Proceeding or disputed Claim Notice, and upon such settlement or other resolution shall deliver jointly to the Escrow Agent a Joint Written Notice directing the Escrow Agent how to act with respect to the disputed Claim Notice.

          (e) Subject to the terms and provisions of this Section 1.5(e), on the date that is one hundred eighty-one days after the first anniversary of the Closing Date (the “Escrow Release Date”), the Escrow Agent shall disburse to AE the Deferred Payment Amount (as reduced by any amounts previously disbursed to Purchaser pursuant to Section 1.4(c) above), if and to the extent an equivalent amount is not otherwise paid by Purchaser to AE in lieu thereof. In the event, however, that AE has received, on or before the Escrow Release Date, a Claim Notice for which the Escrow Agent may be required to disburse all or a portion of the Deferred Payment Amount to Purchaser pursuant to Section 1.5(c) or 1.5(d) above, the portion of the Deferred Payment Amount subject to such Claim Notice shall continue to be held by the Escrow Agent until the Claim Amount with respect thereto has been resolved. As soon as any dispute with respect to such Claim Amount has been resolved, the Escrow Agent shall be instructed in accordance with Section 1.5(c) or 1.5(d) to disburse such portion of the Deferred Payment Amount, if any, as is required to be disbursed to Purchaser pursuant to Section 1.5(c) or 1.5(d), and the Escrow Agent shall disburse the entire remaining portion of the Deferred Payment

Amount, if any, to AE, if and to the extent an equivalent amount is not otherwise paid by Purchaser to AE in lieu thereof.

          (f) If and to the extent Purchaser directly pays in cash amounts to AE in lieu of having equivalent amounts disbursed from the Deferred Payment Amount to AE, such equivalent amounts of the Deferred Payment Amount shall be disbursed to Purchaser.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND AE

     The Company and AE hereby jointly and severally represent and warrant to Purchaser as follows:

     2.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia and has full corporate power and authority to conduct its business as now conducted and to own, use, license and lease its Assets and Properties. The Company is duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that would not reasonably be expected to have a Material Adverse Effect on the Company. Schedule 2.1 attached hereto sets forth each jurisdiction where the Company is so qualified, licensed or admitted to do business as a foreign corporation.

     2.2 Authority Relative to this Agreement. The Company has full corporate power and authority to execute and deliver this Agreement and the other agreements which are attached (or forms of which are attached) as exhibits hereto (the “Ancillary Agreements”) to which the Company is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is or will become a party and the consummation by the Company of the transactions contemplated hereby and thereby, and the performance by the Company of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate action by the Company, and no other corporate action on the part of the Company is required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is or will become a party and the consummation by the Company of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which the Company is or will become a party have been or will be, as applicable, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof (and, in the case of the Ancillary Agreements to which Purchaser is a party, thereof) by, and enforceability against, Purchaser, each constitutes or will constitute, as applicable, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

     2.3 Capital Stock.

          (a) The authorized capital stock of the Company consists of 5,000 shares of common stock, $1.00 par value per share (the “Company Common Stock”), all of which shares of Company Common Stock are issued and outstanding. All of the issued and outstanding shares of Company Common Stock are validly issued, fully paid and non-assessable, have not been issued in violation of any federal or state securities Laws, and are owned beneficially and of record by AE.

          (b) No Company Common Stock has been issued subject to a repurchase option or buy back agreement on the part of the Company.

          (c) There are no outstanding Company Options or other Equity Equivalents or any agreements, arrangements or understandings to which the Company is a party (written or oral) to issue any Company Options or other Equity Equivalents. There is no stock plan of the Company or AE or any of its Affiliates pursuant to which Company Options or other Equity Equivalents are issued and outstanding or are available for issuance.

          (d) There are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of Company Common Stock created by statute (other than by Section 13.1-651 of the Virginia Stock Corporation Act), the articles of incorporation or bylaws of the Company, or any agreement or other arrangement to which the Company is a party (written or oral) or to which it is bound, and there are no agreements, arrangements or understandings to which the Company is a party (written or oral) pursuant to which the Company has the right to elect to satisfy any Liability by issuing Company Common Stock or Equity Equivalents.

          (e) The Company is not a party or subject to any agreement or understanding, and there is no agreement, arrangement or understanding between or among any Persons which affects, restricts or relates to voting, giving of written consents, dividend rights or transferability of shares with respect to the Company Common Stock, including any voting trust agreement or proxy.

     2.4 No Subsidiaries. Except as set forth on Schedule 2.4, the Company has no (and prior to the Closing will have no) Subsidiaries and does not (and prior to the Closing will not) otherwise hold any equity, membership, partnership, joint venture or other ownership interest or Investment Assets in any Person.

     2.5 Directors, Officers and Employees. The names of each director and officer of the Company on the date hereof, and his or her position with the Company are listed in Schedule 2.5 attached hereto. No claims for indemnification by any current or former director, officer or other employee of the Company are currently outstanding, and, to the knowledge of the Company and AE, no basis exists for any such claim for indemnification.

     2.6 No Conflicts. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is or will be a party does not, and the performance by the Company of its obligations under this Agreement and the Ancillary

Agreements to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation or bylaws of the Company;

          (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Schedule 2.31(a), if any, result in a violation or breach of, or a conflict with, any Law or Order applicable to the Company or any of its Assets and Properties; or

          (c) except as disclosed in Schedule 2.6 attached hereto (i) result in a violation or breach of or conflict with, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon the Company or any of its Assets and Properties under or (vii) result in the loss of any material benefit under, any of the terms, conditions or provisions of any Contract or License to which the Company is a party or by which any of its Assets and Properties is bound.

     2.7 Company Financial Statements. Schedule 2.7 attached hereto sets forth (a) the unaudited balance sheet of the Company as at May 31, 2004 and the related statement of operations and statement of cash flows for the five (5) months ended May 31, 2004, and (b) the unaudited balance sheet of the Company as at December 31, 2003 and the related statement of operations and statement of cash flows for the two (2) years ended December 31, 2003 (the “Company Financials”). The Company Financials have been prepared in accordance with GAAP except as otherwise expressly noted therein, are complete and correct, are in accordance with the Books and Records of the Company and present fairly, in all material respects, the financial condition and operating results of the Company as of the dates and during the periods indicated therein. The Books and Records of the Company are sufficient to permit an audit of the Company conducted in accordance with GAAP.

     2.8 Books and Records; Organizational Documents. Except as disclosed in Schedule 2.8 attached hereto, copies of the minute books and stock record books of the Company in possession of the Company (a) have been provided or made available to Purchaser or its counsel prior to the execution of this Agreement, and (b) are substantially complete and correct in all material respects. Except as disclosed in Schedule 2.8, such minute books contain a true and complete record of actions taken at meetings and by all written consents in lieu of meetings of the directors, stockholders and committees of the board of directors of the Company from the date of the incorporation through the date hereof, in each case that were material to the operation of the Business as then conducted.

     2.9 Absence of Changes. Since May 31, 2004, (the “Company Financials Date”), except as set forth in Schedule 2.9, there has not been any event which has had or is reasonably expected to have any Material Adverse Effect on the Company. Without limiting the generality of the foregoing sentence, and except as set forth on Schedule 2.9, since the Company Financials Date:

          (a) the Company has not entered into any material Contract or License, other than with Purchaser or its Affiliates, commitment or transaction or incurred any Liabilities outside of the ordinary course of business;

          (b) the Company has not entered into any Contract or License, other than with Purchaser and its Affiliates, as part of a Business Combination;

          (c) the Company has not altered or entered into any Contract or other commitment to alter its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest on the date hereof;

          (d) the Company has not entered into any strategic alliance, joint development or joint marketing Contract;

          (e) there has not been any material amendment or other material modification (or agreement to do so) or violation of the terms of, any of the Lease Documents or Contracts set forth or described in Schedules 2.18(a);

          (f) the Company has not entered into any material transaction with any officer, director, stockholder, Affiliate or Associate of the Company, other than pursuant to any Contract disclosed to Purchaser pursuant to Schedule 2.20(a) or other than pursuant to any Contract of employment listed pursuant to Schedule 2.18(a);

          (g) the Company has not entered into or amended any Contract or License pursuant to which any other Person is granted production, marketing, distribution, licensing or similar rights of any type or scope with respect to any products or services of the Company or Company Intellectual Property, other than as contemplated by the Contracts and Licenses disclosed in Schedules 2.18(a);

          (h) no Action or Proceeding has been commenced or, to the knowledge of the Company or AE, has been threatened, by or against the Company;

          (i) other than periodic cash dividends paid to AE to fund obligations of AE, the Company has not declared or set aside or paid any dividends on or made any other distributions (whether in cash, stock or property) in respect of any Company Common Stock or Equity Equivalents, or effected or approved any split, combination or reclassification of any Company Common Stock or Equity Equivalents, or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock or Equity Equivalents, or repurchased, redeemed or otherwise acquired, directly or indirectly, any shares of Company Common Stock or Equity Equivalents;

          (j) (1) the Company has not issued, granted, delivered, sold or authorized or proposed to issue, grant, deliver or sell, or purchased or proposed to purchase, any shares of Company Common Stock or Equity Equivalents, (2) the Company has not modified or amended the rights of any holder of any outstanding shares of Company Common Stock or Equity Equivalents, and (3) there have not been any agreements, arrangements, plans or understandings obligating the Company to make any such modification or amendment;

          (k) there has not been any amendment to the Company’s articles of incorporation or bylaws;

          (l) there has not been any transfer (by way of a Contract, License or otherwise) to any Person of rights to any Company Intellectual Property;

          (m) the Company has not made or agreed to make any disposition or sale of, waiver of rights to, license or lease of, or incurrence of any Lien on, any Assets and Properties of the Company, other than dispositions of inventory, or nonexclusive licenses of Assets or Properties in the ordinary course of business of the Company;

          (n) the Company has not made or agreed to make any purchase of any Assets and Properties of any Person other than (i) acquisitions of inventory, or licenses of Assets or Properties, in the ordinary course of business of the Company, and (ii) other acquisitions in an amount not exceeding Twenty-Five Thousand Dollars ($25,000) in the case of any individual item or Fifty Thousand Dollars ($50,000) in the aggregate;

          (o) the Company has not made or agreed to make any capital expenditures or commitments for additions to property, plant or equipment of the Company constituting capital assets in the aggregate in an amount exceeding Fifty Thousand Dollars ($50,000);

          (p) the Company has not made or agreed to make any write-off or write-down, any determination to write off or write-down, or revalue, any of the Assets and Properties of the Company, or change any reserves or Liabilities associated therewith, in the aggregate in an amount exceeding Fifty Thousand Dollars ($50,000);

          (q) the Company has not made or agreed to make payment, discharge or satisfaction, in an amount in excess of Five Thousand Dollars ($5,000), in any one case, or Twenty-Five Thousand Dollars ($25,000) in the aggregate, of any claim, Liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities reflected or reserved against in the Company Financials and other than Liabilities incurred in the ordinary course of business since the Company Financials Date;

          (r) the Company has not failed to pay or otherwise satisfy any Liabilities presently due and payable of the Company (other than delays in the ordinary course of the Company’s business that will not have a Material Adverse Effect on the Company), except such Liabilities which are being contested in good faith by appropriate means or procedures and which, individually or in the aggregate, are immaterial in amount;

          (s) other than Indebtedness incurred by the Company under the Loan Documents (but not for the purpose of funding the Transaction Bonuses), the Company has not incurred any Indebtedness or guaranteed any Indebtedness of any other Person, and has not issued or sold any debt securities of the Company or guaranteed any debt securities of others;

          (t) the Company has not granted any severance or termination pay to any director, officer or consultant of the Company, nor to any employee outside the ordinary course of business;

          (u) the Company has not (i) granted or approved any increase in salary, rate of commissions, rate of consulting fees or any other compensation of any current or former employee of the Company in excess of 10%, nor of any current or former officer, director, stockholder, independent contractor or consultant of the Company outside the ordinary course of business, except in either case as set forth on Schedule 2.21(b)(ii), or (ii) except as described on Schedule 2.9(u) with respect to the Transaction Bonuses, paid or agreed or made any commitment to pay any discretionary or stay bonus;

          (v) the Company has not paid or approved the payment of any consideration of any nature whatsoever (other than salary, commissions or consulting fees and customary benefits paid to any current or former officer, director, stockholder, employee or consultant of the Company in the ordinary course of business) to any current or former officer, director, stockholder, employee, independent contractor or consultant of the Company;

          (w) the Company has not adopted, entered into, amended, modified or terminated (partially or completely) any Plan;

          (x) the Company has not made any change in accounting policies, principles, methods, practices or procedures (including for bad debts, allocation of corporate expenses, contingent liabilities or otherwise, respecting capitalization or expense of research and development expenditures, depreciation or amortization rates or timing of recognition of income and expense);

          (y) the Company has not commenced or terminated, or made any material change in, any line of business;

          (z) there has been no physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the real or personal property or equipment of the Company in the aggregate in an amount exceeding Fifty Thousand Dollars ($50,000); and

          (aa) neither AE, its Affiliates nor the Company has entered into or approved any contract, arrangement or understanding to do, engage in or cause or having the effect of any of the foregoing by the Company, including with respect to any Business Combination not otherwise restricted by the foregoing paragraphs.

     2.10 No Undisclosed Liabilities. Except as reflected or reserved against in the Company Financials (including the notes thereto) or as disclosed in Schedule 2.10 or any other Schedules attached hereto, there are no Liabilities of the Company or affecting any of its Assets and Properties (other than Liabilities incurred in the ordinary course of business since the Company Financials Date which are not for tort or for breach of contract).

     2.11 Taxes. Except as set forth on Schedule 2.11:

          (a) The Company has filed all Tax Returns required to have been filed by it. All such Tax Returns were accurate and complete in all material respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid except for Taxes not yet due. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made in writing by any Governmental or Regulatory Authority in any jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no security interests on any of the Assets and Properties of the Company that arose in connection with any failure (or alleged failure) to pay any Tax other than any security interest for Taxes not yet due.

          (b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (c) There is no dispute or claim concerning any Tax Liability of the Company either (i) claimed or raised by any Governmental or Regulatory Authority in writing or (ii) as to which the Company or AE has knowledge based upon contact with any agent of any such Governmental or Regulatory Authority. The Company has delivered or made available to Purchaser true, correct and complete copies of all federal income Tax Returns filed since January 1, 2001 and all formal Tax opinions and examination reports received, and statements of Tax deficiencies assessed against or agreed to, by or on behalf of the Company.

          (d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (e) The Company is not a party to or bound by (and will not prior to the Closing become a party to or bound by) any Tax indemnity, Tax allocation, Tax sharing or gain recognition agreement (whether written, unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated Tax Returns (other than a group the common parent of which is or was the Company), under operation of state Laws as a result of being a member of a unitary group, or under comparable Laws of other states or foreign jurisdictions). The Company has not been required to include any material adjustment in taxable income for any Tax period (or portion thereof) ending on or after the Closing Date pursuant to Code Sections 481 or 263A or any comparable provisions under any state or foreign Tax Laws.

          (f) The Company does not have any Liability for the Taxes of any Person other than the Company (A) under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign Law), (B) as a transferee or successor, (C) by Contract, or (D) otherwise.

          (g) The Company has not made any payments, is not obligated to make any payments, and is not a party to any Contract, agreement or arrangement covering any current or former employee or consultant of the Company that under certain circumstances could require it to make or give rise to any payments that are not deductible as a result of the provisions set forth in Section 280G of the Internal Revenue Code or the treasury regulations thereunder or would result in an excise Tax to the recipient of any such payment under Section 4999 of the Internal Revenue Code.

     2.12 Legal Proceedings. Except as set forth in Schedule 2.12:

          (a) there are no Actions or Proceedings pending or, to the knowledge of the Company or AE, threatened, against or adversely affecting the Company or any of its Assets and Properties;

          (b) there are no facts or circumstances known to the Company or AE that would reasonably be expected to give rise to any Action or Proceeding against or adversely affecting the Company or any of its Assets and Properties; and

          (c) neither the Company nor AE has received notice or otherwise has knowledge of any Orders outstanding against the Company.

     Schedule 2.12 sets forth all Actions or Proceedings against or affecting, or, to the knowledge of the Company or AE, threatened against, the Company or any of its Assets and Properties during the three-year period prior to the date of this Agreement.

     2.13 Compliance with Laws and Orders. The operation of the business of the Company as currently conducted does not violate any Law or Order applicable to the Company or any of its Assets and Properties, including without limitation the federal Fair Credit Reporting Act, the Driver’s Privacy Protection Act, and the federal Gramm-Leach-Blilely Act. Neither the Company nor any of its directors, officers, Affiliates, agents or employees has violated or is currently in default or violation in any material respect under, any Law or Order applicable to the Company or any of its Assets and Properties, including without limitation the federal Fair Credit Reporting Act, the Driver’s Privacy Protection Act and the federal Gramm-Leach-Blilely Act. Neither the Company nor AE is aware of any claim of violation, or of any actual violation, of any such Laws and Orders by the Company, that would reasonably be expected to have a Material Adverse Effect on the Company. The Company is not a party to any Contract, License or agreements wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or Liability, or provide a right of rescission, with respect to compliance by the counterparty thereto with any Law, including without limitation the federal Fair Credit Reporting Act, the Driver’s Privacy Protect Act, and the federal Gramm-Leach-Blilely Act, except where such agreement or assumption would not reasonably be expected to have a Material Adverse Effect on the Company.

     2.14 Plans; ERISA.

          (a) All of the Plans of the Company and its Affiliates are listed on Schedule 2.14. Copies of all such Plans have been provided to Purchaser, along with annual reports (Forms 5500) filed for any Plan for the last three (3) years. Each Plan has been maintained and administered, in all material respects, in accordance with its terms and all applicable Laws, including but not limited to the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (“ERISA”) and the Internal Revenue Code. Any Plan intended to be qualified under Section 401(a) of the Internal Revenue Code or

Section 501(a) of the Internal Revenue Code is so qualified and is subject to a current opinion or determination letter from the Internal Revenue Service regarding such qualification, which has been provided to Purchaser. No Plan is covered by Title IV of ERISA or Section 412 of the Internal Revenue Code. Neither the Company nor any of its Affiliates has been a contributing employer to any multiemployer plan as defined under Section 4001 of ERISA. Neither the Company nor any officer or director of the Company has incurred any Liability or penalty under Section 4971 through 4980E of the Code or Title 1 of ERISA. None of the Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable Law, including but not limited to, Sections 601 to 608 of ERISA and Section 4980B of the Code. No Action or Proceeding (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or to the knowledge of the Company or AE, is threatened, against or with respect to any such Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been made or accrued. All reports, returns, forms and notices required to be filed with any Government or Regulatory Authority or furnished to participants or beneficiaries with respect to the Plans, by the Internal Revenue Code, ERISA or any other applicable Law, have been so filed and furnished. Except as disclosed on Schedule 2.14 or provided in Section 6.10 of this Agreement, neither the Company nor any of its Affiliates is under a legal or contractual obligation to continue any of the Plans and may terminate any or all of the Plans at any time in accordance with the terms of the Plans and applicable Law without incurring any Liability.

          (b) Except as provided in Schedule 2.14 or as contemplated by Section 6.10, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment or increased benefit (including without limitation severance, unemployment compensation, bonus or otherwise) becoming due to any current or former director, officer, employee or consultant of the Company under any Plan or otherwise, (ii) increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in a payment or benefit becoming due to any director, officer or employee of the Company under any Plan or otherwise which will be characterized as a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code (but without regard to clause (b)(2)(A)(ii) thereof).

          (c) To the extent applicable, the Company and its Affiliates have complied in all material respects with the continuation health care coverage requirements of Section 4980B of the Internal Revenue Code and Sections 601 through 608 of ERISA with respect to “qualifying events,” as defined in the Internal Revenue Code and ERISA, which occur on or before the Closing with respect to any current or former employees of the Company and their respective “qualified beneficiaries,” as defined in the Internal Revenue Code and ERISA, and with the requirements of the Health Insurance Portability and Accountability Act and other applicable health insurance requirements in Section 4980D of the Internal Revenue Code and Sections 701 through 734 of ERISA.

     2.15 Real Property.

          (a) Schedule 2.15(a) contains a true and correct list of (i) each parcel of real property leased, utilized and/or operated by the Company (as lessor or lessee or otherwise) (the “Leased Real Property”) and (ii) all Liens relating to or affecting any parcel of real property referred to in clause (i) to which the Company is a party. True and correct copies of the documents under which the Leased Real Property is leased, subleased (to or by the Company or otherwise), utilized, and/or operated, as the same have been amended from time to time (the “Lease Documents”), have been made available to Purchaser, and such Lease Documents are unmodified and in full force and effect. The Company does not own any real property other than Company owned leasehold improvements, if any, on Leased Real Property.

          (b) Subject to the terms of the Lease Documents, the Company has a valid and subsisting leasehold estate in and the right to quiet enjoyment of each of the Leased Real Properties for the full term of the leases (including renewal periods) relating thereto. Each Lease Document referred to in Section 2.15(a) is a legal, valid and binding agreement, enforceable in accordance with its terms in all material respects, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity, of the Company, and of each other Person that is a party thereto, and except as set forth in Schedule 2.15(b), there is no, and neither the Company nor any of its Affiliates has received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. The Company does not owe brokerage commissions or finders fees with respect to any such Leased Real Property.

          (c) Except as disclosed in Schedule 2.15(c), and as would not reasonably expected to have a Material Adverse Effect on the Company, all improvements on the Leased Real Property comply with and are operated in accordance with applicable Laws (including Environmental Laws) and all applicable Liens, Approvals, Contracts, covenants and restrictions. All such improvements are in all material respects in good operating condition, in a state of good maintenance and repair, ordinary wear and tear excepted, and are in all material respects adequate for the purposes for which they are presently being used and there are no condemnation or appropriation proceedings pending or, to the knowledge of the Company or AE, threatened against any of such real property or the improvements thereon.

     2.16 Tangible Personal Property. Except as set forth on Schedule 2.16 and Schedule 6.8(b), the Company is in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights under Contract to use, all tangible personal property presently used in the conduct of its business, including all tangible personal property reflected on the Company Financials and tangible personal property acquired since the date of the Company Financials, other than property disposed of since such date in the ordinary course of business. Except as disclosed in Schedule 2.16 and except for purchase money liens on equipment purchases or product purchases in the ordinary course of the Company’s business for which the purchase price is not yet due and payable, all such tangible personal property (including plant, property and equipment) is owned by the Company free and clear of all Liens and is adequate in all material respects for the conduct by the Company of its business as presently conducted, and is in good working order and condition in all material respects, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.

     2.17 Intellectual Property.

          (a) Schedule 2.17(a) lists all Company Registered Intellectual Property as well as all material Company Intellectual Property that is not registered. Schedule 2.17(a) also lists any Actions or Proceedings pending as of the date hereof before any Governmental or Regulatory Authority (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property or the other material Company Intellectual Property.

          (b) Except as disclosed in Schedule 2.17(b), the Company owns exclusively all Intellectual Property listed in Schedule 2.17(a) in its own name and free and clear of any Liens or any claim for a royalty or payment.

          (c) AE and its Affiliates, the employees, consultants, contractors, and customers of the Company, and any other third party with whom Company has had a legal relationship do not have any valid claim of ownership or co-ownership of the Phoenix System or any portion thereof. Moreover, to the Company’s knowledge, no other third party has any valid claim of ownership or co-ownership of the Phoenix System or any portion thereof.

          (d) The Company has not transferred ownership of or granted any License of or other right to use or authorized the retention of any rights to use any Intellectual Property that is or was Company Intellectual Property (including any improvements, enhancements, or updates thereto) to any other Person. Neither the Company, AE, or any of its Affiliates has assigned or transferred or disposed of any interest in the Intellectual Property in the Phoenix System (including any improvements, enhancements, or updates thereto).

          (e) To the knowledge of the Company and AE, the Persons identified in Schedule 2.17(e) are all of the Persons who have participated in or contributed to the conception, development, and/or improvement of the Phoenix System as it exists as of the date hereof.

          (f) To the extent that any Company Intellectual Property has been developed or created by any Person other than the Company, the Company obtained ownership of, and is the exclusive owner of, all such Intellectual Property, free and clear of all Liens or claims for royalty or payment (except as disclosed in Schedule 2.17(b)), by operation of law or by valid assignment of any such rights.

          (g) The Company and AE have taken all reasonably necessary steps to protect, confirm, and preserve ownership of Company Intellectual Property, except (i) where the failure to so protect and preserve Company Intellectual Property could not reasonably be expected to have a Material Adverse Effect on the Company or (ii) except as set forth in Schedule 2.17(g).

          (h) Schedule 2.17(h) sets forth a list of (i) all software that the Company or any of its Affiliates has licensed from any third party which is used by the Company in and necessary for the Company to conduct its business as presently conducted, and (ii) all “freeware”

and “shareware” used by the Company in and necessary for the Company to conduct its business as presently conducted.

          (i) The Company has all rights necessary to use the software, “freeware,” and “shareware” identified in Schedule 2.17(h). No Affiliate will access or use any software licensed from any third party to Company under agreements in effect as of the Closing Date.

          (j) With the exception of the software identified in Schedule 2.17(h), Schedule 2.17(j) lists all sources of any material data from third parties for which Company is required to obtain a License.

          (k) With the exception of the software identified in Schedule 2.17(h) and the data sources identified in Schedule 2.17(j), Schedule 2.17(k) lists all material Contracts and Licenses to which the Company is a party with respect to any other material Intellectual Property.

          (l) The Company has all requisite right, title and interest in or to as well as valid and enforceable rights under Contracts or Licenses to use all Intellectual Property that is necessary for the Company to conduct its business in the ordinary course. Moreover, the Company Intellectual Property, together with the software identified in Schedule 2.17(h), the data sources identified in Schedule 2.17(j), and the other Intellectual Property identified in Schedule 2.17(k), constitutes all the Intellectual Property materially necessary to the conduct of the Company’s business as currently conducted, including the design, development, distribution, marketing, manufacture, use, import, license, and sale of the products, technology and services of the Company and the infrastructure, networks, and systems necessary to conduct same.

          (m) Except as disclosed in Schedule 2.17(m), the operation of the business of the Company as currently conducted, including the design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company, does not, to the Company’s knowledge, (i) infringe or misappropriate the Intellectual Property of any Person, (ii) violate any material term or provision of any License or Contract concerning such Intellectual Property (including any provision required by or imposed pursuant to 35 U.S.C. §§200-212 in any License or Contract to which the Company is a party requiring that products be manufactured substantially in the United States), (iii) violate the rights of any Person (including rights to privacy or publicity), or (iv) constitute unfair competition, false advertising, or an unfair trade practice under any Law. Neither the Company nor AE has received notice from any Person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates the Intellectual Property of any Person or constitutes unfair competition, false advertising or trade practices under any Law, including notice of infringement of third-party patent or other Intellectual Property rights from a potential licensor of such rights.

          (n) Each item of Company Registered Intellectual Property which has actually been registered is valid and subsisting, and all necessary registration, maintenance, renewal fees, annuity fees and taxes due or payable as of the Closing in connection with such Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Registered Intellectual Property and due as of the Closing have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. Schedule 2.17(n) lists all actions that must be taken by the Company within ninety (90) days from the date hereof, including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property. In each case in which the Company has acquired ownership of any Registered Intellectual Property from any Person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Registered Intellectual Property (including the right to seek past and future damages with respect to such Registered Intellectual Property) to the Company and, to the maximum extent provided for by and required to protect the Company’s ownership rights in and to such Registered Intellectual Property in accordance with applicable Laws, the Company has recorded each such assignment of Registered Intellectual Property with the relevant Governmental or Regulatory Authority, including the PTO or the U.S. Copyright Office.

          (o) To the knowledge of the Company and AE, there are no Contracts or Licenses between the Company and any other Person with respect to Company Intellectual Property under which there is any dispute (or, to the Company’s or AE’s knowledge, facts that may reasonably lead to a dispute) regarding the scope of such Contract or License, or performance under such Contract or License, including with respect to any payments to be made or received by the Company thereunder.

          (p) To the knowledge of the Company and AE, no Person is infringing, violating, or misappropriating any Company Intellectual Property.

          (q) In the reasonable judgment of the Company and AE, the Company and AE have taken commercially reasonable steps to protect the rights in confidential information and trade secrets of the Company or provided by any other Person to the Company subject to a duty of confidentiality.

          (r) To the knowledge of the Company and AE, no Company Intellectual Property is subject to any Contract, Order, Action or Proceeding that restricts, or that is reasonably expected to restrict in any manner, the use, transfer or licensing of any Company Intellectual Property by the Company or that may affect the validity, use or enforceability of such Company Intellectual Property.

          (s) The operation of the business of the Company as currently conducted, including the design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company, does not, to the Company’s knowledge, violate the federal Fair Credit Reporting Act, the Driver’s Privacy Protection Act, the federal Gramm-Leach-Blilely Act or any other state or federal credit/consumer reporting or privacy laws. Moreover, the Company has not received any complaint or allegation that any (i) product, technology, service or publication of the Company, (ii) material published or distributed by the Company, or (iii) conduct or statement of Company violates the federal Fair Credit Reporting Act, the Driver’s Privacy Protection Act, the federal

Gramm-Leach-Blilely Act or any other state or federal credit/consumer reporting or privacy laws.

          (t) Neither this Agreement nor any transactions to be accomplished pursuant to this Agreement will result in Purchaser’s granting any rights or licenses with respect to the Intellectual Property of Purchaser to any Person pursuant to any Contract to which the Company is a party or by which any of its Assets and Properties are bound. The Company does not have an obligation to pay any royalties to any third party after Closing.

          (u) The products and services of the Company comply in all material respects with all applicable standards and with the feature specifications and performance standards set forth in the product data sheets of the Company. There are no material outstanding claims (or facts known to the Company that are likely to lead to a material claim) for breach of warranties by the Company in connection with the foregoing. All material product or service performance comparisons heretofore furnished by the Company to customers or Purchaser are accurate in all material respects as of the dates so furnished (except that, in the case of performance comparisons made as of a specified earlier date, such comparisons shall be accurate as of such specified earlier date, and, in the case of performance comparisons superseded by a subsequent performance comparison furnished to the customer before the customer’s acquisition of a product or service covered by the superseded comparison, the superseding comparison shall be accurate in all material respects and the superseded comparison shall be disregarded).

          (v) To the knowledge of the Company and AE, the Phoenix System is not a published work under United States Copyright Act and the corresponding source code or any other confidential information relating to or embodied in the Phoenix System has not been disclosed to any third party. Moreover, except as set forth in Schedule 2.17(v), the Phoenix System does not incorporate any open source software, freeware, or shareware.

     2.18 Contracts.

          (a) Schedule 2.18(a) contains a true and complete list of each of the Contracts (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been made available to Purchaser prior to the execution of this Agreement), to which the Company is a party or by which any of its Assets and Properties are bound that provide for the payment by the Company, or receipt of funds to the Company, in any 12-month period of at least $50,000 and, which in the case of service agreements with customers is defined as being Contracts between the Company and any Top 20 Customers and in the case of supplier agreements is defined as being Contracts between the Company and any Top 20 Suppliers.

          (b) Each Contract required to be disclosed in Schedule 2.18(a) is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in all material respects in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity. Except as disclosed in Schedule 2.18(b), there is no event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default under any Contract on the part of the Company or, to the knowledge of the Company and AE, any other party thereto.

          (c) Except as disclosed in Schedule 2.18(c), the Company is not a party to or bound by any Contract that (i) automatically terminates or allows termination by the other party thereto by virtue of consummation of the transactions contemplated by this Agreement or (ii) contains any covenant or other provision which limits the Company’s ability to compete with any Person in any line of business or in any area or territory.

          (d) The Company is not a party to (i) any contract or other agreement or arrangement, oral or written, to provide services to any Governmental or Regulatory Authority or (ii) any contract or other agreement or arrangement, oral or written, that is a subcontract (at any tier) with another Person that holds either a prime contract with any Governmental or Regulatory Authority or a subcontract (at any tier) under such a prime contract, pursuant to which, in the case of this clause (ii), the Company is knowingly providing services (directly or indirectly) to any Governmental or Regulatory Authority.

     2.19 Insurance. Schedule 2.19 contains a true and complete list of all insurance policies (by policy number, insurer, expiration date and type, amount and scope of coverage) relating to the Assets and Properties of the Company that are material to its business, all of which are held by AE, and copies of which have been provided or made available to Purchaser. The Company does not hold any insurance policies relating to the Assets and Properties of the Company. In the three (3) year period ending on the date hereof, neither the Company nor AE has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy, or requiring or suggesting alteration of any of the Assets and Properties of the Company, purchase of additional equipment or modification of any of the Company’s methods of doing business. Schedule 2.19 contains a list of all claims in excess of Ten Thousand Dollars ($10,000) made under any insurance policies covering the Company in the last two years. Neither the Company nor AE has received notice that any insurer under any policy listed in Schedule 2.19 is denying, disputing or questioning liability with respect to a claim thereunder or defending under a reservation of rights clause. As of the Closing, AE and/or the Company shall have terminated the policies listed at Schedule 2.19, and following the Closing the Company shall have no further Liability remaining with respect thereto (including without limitation any Liability to pay premiums or any termination fees).

     2.20 Affiliate Transactions.

          (a) Except as disclosed in Schedule 2.20(a), (i) there are no Contracts or Liabilities between the Company, on the one hand, and (A) any current or former officer, director, stockholder, Affiliate or Associate of the Company, or (B) any Person who, to the Company’s or AE’s knowledge, is an Associate of any such officer, director, stockholder or Affiliate, on the other hand; (ii) the Company does not provide or cause to be provided any Assets and Properties, services or facilities to any such current or former officer, director, stockholder, Affiliate or Associate; (iii) no such current or former officer, director, stockholder, Affiliate or Associate provides or causes to be provided any Assets and Properties, services or facilities to the Company; and (iv) the Company does not beneficially own, directly or indirectly, any Investment Assets of any such current or former officer, director, stockholder, Affiliate or Associate.

          (b) Except as disclosed in Schedule 2.20(b), each of the Contracts and Liabilities listed in Schedule 2.20(a) was entered into or incurred, as the case may be, on terms no less favorable to the Company (in the reasonable judgment of the Company) than terms generally available to the Company on an arm’s-length basis.

     2.21 Employees; Labor Relations.

          (a) Neither the Company nor any of its Affiliates is a party to any collective bargaining agreement or other Contract with any group of employees, labor organization or other representative of any of the employees of Company or any of its Affiliates and, to the knowledge of AE and the Company, there are no activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred nor, to the Company’s or AE’s knowledge, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. The Company and each of its Affiliates is in compliance in all material respects with all Laws relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income Taxes, unemployment compensation, worker’s compensation, employee privacy and right to know and social security contributions. There are no unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, between the Company or any of its Affiliates and Persons employed by or providing services to the Company.

          (b) Except as set forth on Schedule 2.21(b)(i), each Person who is an employee of the Company or any of its Affiliates is employed at will. No employee of the Company or any of its Affiliates is represented by a union. Each Person who is an independent contractor of the Company is classified as an independent contractor for purposes of all employment related Laws and all Laws concerning the status of independent contractors applicable to the Company. Schedule 2.21(b)(ii) sets forth, individually and by category, the name of each Person employed by or providing services to the Company as of the date hereof, together with such Person’s position or function, annual base salary or wage and any incentive, severance or bonus arrangements with respect to such Person. As of the date hereof, no person listed on Schedule 2.21(b)(ii) shall have any continuing employment obligation or other obligation to provide services to any Person other than the Company, including without limitation to AE or any Affiliate of AE, following the Closing. Each of AE and the Company hereby acknowledges and agrees that as of the Closing, any predecessor agreements relating to the employment of Chris Andrews and Jack Wallace, on the one hand, and AE and any of its Affiliates, on the other hand, shall be superseded and be of no further force or effect. Except as set forth on Schedule 2.22(b)(ii), the Company is not a party to any agreement for the provision of labor from any outside agency. To the knowledge of the Company and AE, there have been no claims against the Company by employees of such outside agencies, if any, with regard to employees assigned to work for the Company, and no claims by any Governmental or Regulatory Authority with regard to such employees.

          (c) To the knowledge of the Company and AE, no officer, employee or consultant of the Company is obligated under any Contract or other agreement or subject to any Order or Law that would interfere with the Company’s business as currently conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted nor any activity of such officers, employees or consultants in connection with the carrying on of the Company’s business as presently conducted, will conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under, or trigger a condition precedent to any rights under any Contract or other agreement under which any of such officers, employees or consultants is now bound.

     2.22 Environmental Matters.

          (a) To the knowledge of the Company and AE, no Hazardous Material is present in, on, under or adjacent to any property that the Company has at any time owned, operated, occupied, leased or used (including both the land and improvements thereon), and no reasonable likelihood exists that any Hazardous Material will come to be present in, on, or under any properties owned, operated, occupied, leased or used at any time (including both land and improvements thereon) by the Company. The Company has not transported, stored, used, manufactured, disposed of, sold, released or exposed its employees or any other Person to any Hazardous Material, or arranged for the disposal, discharge, storage or release of any Hazardous Material, or currently engages in any of the foregoing activities, in violation of any applicable Environmental Law or other Law.

          (b) No Approvals are required to be obtained by the Company under any Environmental Laws, and the Company has been and is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder.

          (c) No Action or Proceeding is pending, or to the Company’s or AE’s knowledge, threatened concerning any Environmental Law, Hazardous Material or any Hazardous Materials activity of the Company. The Company is not aware of any fact or circumstance that could involve the Company in any environmental litigation or impose upon the Company any environmental Liability.

     2.23 Substantial Customers and Suppliers. Schedule 2.23 lists the twenty (20) largest customers of the Company on the basis of revenues collected or accrued for the five (5) month period ending May 31, 2004 (the “Top 20 Customers”). Schedule 2.23 lists the twenty (20) largest suppliers of the Company on the basis of cost of goods or services purchased for the five (5) month period ending May 31, 2004 (the “Top 20 Suppliers”). Except as disclosed in Schedule 2.23, (i) no such customer or supplier has ceased its business relationship with the Company since May 31, 2004, (ii) neither the Company nor AE has received notice (written or oral) from any such customer or supplier of its intent to cease its business relationship with the Company, or to materially reduce its purchases from or sales or provision of services to the Company, after the date hereof (giving effect to cyclical or customary changes in the volume of business incurred in the ordinary course) and (iii) to the knowledge of the Company or AE, no such customer or supplier has threatened to cease its business relationship with the Company, or to materially reduce its purchases from or sales or provision of services to the Company, after the date hereof (giving effect to cyclical or customary changes in the volume of business incurred in the ordinary course). Except as disclosed in Schedule 2.23, to the knowledge of the Company or AE, no such customer or supplier is threatened with bankruptcy or insolvency.

     2.24 Accounts and Notes Receivable. Except as set forth in Schedule 2.24, each of the accounts receivable and notes receivable of the Company reflected on the May Balance Sheet, and each of the accounts receivable and notes receivable arising subsequent to the Company Financials Date, (a) arose from bona fide sales transactions in the ordinary course of business, consistent with past practice, and are payable on ordinary trade terms, (b) is a legal, valid and binding obligation of its debtor enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity, (c) is not subject to any valid set-off or counterclaim, (d) has been collected or is fully collectible before the date that is ninety (90) days after the Closing Date each net of reserves shown on the May Balance Sheet in amounts not less than the aggregate amounts thereof carried on the Books and Records of the Company, and (e) does not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement other than customers’ rights to inspect goods upon receipt and reject nonconforming goods.

     2.25 Other Negotiations; Brokers; Third-Party Expenses. Except as disclosed in Schedule 2.25, neither the Company nor AE, nor any of their respective officers, directors, managers, employees, agents, stockholders, members or Affiliates (nor any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Company, AE or any such Person) (a) has entered into any Contract that conflicts with any of the transactions contemplated by this Agreement or (b) has entered into any Contract or arrangement with any Person regarding any transaction involving the Company which is likely to result in Purchaser, the Company or any officer, director, employee, agent or Affiliate of any of them being subject to any claim for Liability to said Person as a result of entering into this Agreement or consummating the transactions contemplated hereby. Except as set forth in Schedule 2.25, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement and the transactions contemplated hereby based on arrangements made by or on behalf of the Company or AE.

     2.26 Bank and Brokerage Accounts. Schedule 2.26 sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto and (c) a list of each Investment Asset, the name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, and any stock or bond powers or other authority for transfer granted with respect thereto.

     2.27 Warranty Obligations. The Company has not entered into any warranties, indemnification obligations, guarantees or written warranty policies in respect of any of the Company’s products and services (the “Warranty Obligations”) other than those normal and customary in the conduct of its business. Except as set forth on Schedule 2.27(a), the Company is not subject to any dispute or, to the knowledge of the Company or AE, threatened material dispute relating to such Warranty Obligations. Schedule 2.27(b) lists, and the Company has provided to Purchaser copies of, all “service level agreements” and similar arrangements with those customers listed on Schedule 2.27(b) attached hereto, and except as further set forth on Schedule 2.27(b), the Company is not in default in any material respect under any such agreement or arrangement or otherwise liable to any such customer with respect to its obligations under any such agreement or arrangement.

     2.28 Foreign Corrupt Practices Act. Neither the Company nor, to the knowledge of the Company or AE, any agent, employee or other Person acting on behalf of the Company has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

     2.29 Assignment and Transfer of Assets and Properties. Schedule 2.29 lists substantially all fixed assets used in the business of the Company. Except as set forth in Schedule 6.8(b), there are no Intellectual Property, Contracts or other Assets and Properties (other than insurance policies covering the Assets and Properties of the Company), necessary to operate the business of the Company in the manner presently operated by the Company that are owned or leased by AE or its Affiliates that have not been or will not have been assigned to the Company at or prior to the Closing. No other Person, including AE or any of its Affiliates, has or will have any rights therein as of Closing.

     2.30 Financial Projections. AE and the Company have made available to Purchaser certain financial projections with respect to the Company’s business which projections were prepared for internal use only. Neither the Company nor AE makes any representation or warranty regarding the accuracy of such projections or as to whether such projections will be achieved, except that the Company and AE represent and warrant that such projections were prepared in good faith and are based on assumptions believed by the Company and AE to be reasonable at the time they were prepared.

     2.31 Approvals.

          (a) Schedule 2.31(a) contains a list of all Approvals of Governmental or Regulatory Authorities known to the Company and AE relating to the business conducted by the Company which are required to be given to or obtained by the Company from any and all Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (other than such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under state or federal securities Laws).

          (b) Schedule 2.31(b) contains a list of all material Approvals known to the Company and AE which are required to be given to or obtained by the Company from any and all Persons other than Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

          (c) Except as set forth in Schedule 2.31(c), the Company has obtained all material Approvals from Governmental or Regulatory Authorities necessary to conduct the business conducted by the Company in the manner as it is currently being conducted. All Approvals from Governmental or Regulatory Authorities necessary to conduct the business conducted by the Company as it is currently being conducted are set forth in Schedule 2.31(c). To the knowledge of the Company and AE, there has been no written notice received by the Company of any material violation or material non-compliance with any such Approvals.

     2.32 Takeover Statutes. No Takeover Statute applicable to the Company is applicable to the Acquisition or the other transactions contemplated hereby.

     2.33 Disclosure. Subject to Section 2.30 hereof, no representation or warranty made by the Company or AE contained in this Agreement, and no statement contained in or as any schedule hereto delivered by the Company or AE contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF AE

     AE hereby represents and warrants to Purchaser as follows:

     3.1 Ownership of Company Common Stock. AE owns of record and beneficially all of the issued and outstanding shares of Company Common Stock. Such shares are, and when delivered by AE to Purchaser pursuant to this Agreement will be, duly authorized, validly issued, fully paid, non-assessable and free and clear of any and all Liens, under the Uniform Commercial Code or otherwise.

     3.2 Organization and Qualification. AE is a limited liability company duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia and has full limited liability company power and authority to conduct its business as now conducted to own, use, license and lease its Assets and Properties. AE is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a Material Adverse Effect on the business of AE.

     3.3 Authority Relative to this Agreement. AE has full limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which AE is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by AE of this

Agreement and the Ancillary Agreements to which it is a party and the consummation by AE of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action of AE, and no other limited liability company action on the part of AE is required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation by AE of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which AE is or will become a party have been or will be, as applicable, duly and validly executed and delivered by AE and, assuming the due authorization, execution and delivery hereof (and, in the case of the Ancillary Agreements to which Purchaser is a party, thereof) by, and enforceability against, Purchaser, each constitutes or will constitute, as applicable, a legal, valid and binding obligation of AE enforceable against it in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

     3.4 No Conflicts. The execution and delivery by AE of this Agreement and the Ancillary Agreements to which it is a party does not, and the performance by AE of its obligations under this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of organization or operating agreement (or similar organizational documents) of AE;

          (b) conflict with or result in a violation or breach of any Law or Order applicable to AE; or

          (c) except as would not have a Material Adverse Effect on the Company, (i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require AE to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of AE’s Assets and Properties under or (vii) result in the loss of any material benefit under, any of the terms, conditions or provisions of any Contract to which AE is a party or by which any of AE’s Assets and Properties is bound.

     3.5 Agreements. Except as set forth in Schedule 3.5, AE does not own, directly or indirectly, on an individual or joint basis, any material interest in, or serve as an officer or director of, any customer, competitor or supplier of the Company, or any organization which has a material contract or arrangement with the Company.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to the Company and AE as follows:

     4.1 Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has full corporate power and authority to conduct its business as now conducted and as currently proposed to be conducted and to own, use and lease its Assets and Properties. Purchaser is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a Material Adverse Effect on Purchaser.

     4.2 Authority Relative to this Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of Purchaser, and no other corporate action on the part of Purchaser is required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Purchaser of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which Purchaser is or will become a party have been or will be, as applicable, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery hereof (and in the case of the Ancillary Agreements to which the Company and/or AE is a party, thereof) by, and enforceability against, the Company and/or AE, each constitutes or will constitute, as applicable, a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

     4.3 No Conflicts. The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is a party does not, and the performance by Purchaser of its obligations under this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Purchaser; or

          (b) conflict with or result in a violation or breach of any Law or Order applicable to Purchaser.

     4.4 Other Negotiations; Brokers; Third-Party Expenses. Neither Purchaser nor any of its officers, directors, employees, agents, Subsidiaries or Affiliates (nor any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Purchaser) (a) has entered into any Contract that conflicts with any of the transactions contemplated by this Agreement or (b) has entered into any Contract or arrangement with any Person regarding any transaction involving Purchaser which is likely to result in AE, the Company or any general partner, limited partner, manager, officer, director, employee, agent or Affiliate of any of them being subject to any claim for Liability to said Person as a result of entering into this Agreement or consummating the transactions contemplated hereby. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement and the transactions contemplated hereby based on arrangements made by or on behalf of Purchaser.

ARTICLE 5

CONDUCT PRIOR TO THE CLOSING

     5.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of (a) the termination of this Agreement and (b) the Closing, the Company agrees (unless the Company is otherwise required to take such action pursuant to this Agreement or Purchaser shall otherwise give its prior consent in writing) to carry on its business substantially in the usual, regular and ordinary course substantially consistent with past practice, to pay its Liabilities and Taxes consistent with the Company’s past practices, to pay or perform other obligations when due consistent with the Company’s past practices (other than Liabilities, Taxes and other obligations, if any, contested in good faith and for which adequate reserves have been established), and, to the extent consistent with such business, to use commercially reasonable efforts to preserve substantially intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, independent contractors and other Persons having business dealings with it, all with the express purpose and intent of preserving substantially unimpaired its goodwill and ongoing businesses at and after the Closing. Except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Purchaser, take or agree in writing or otherwise to take, any action that would result in the occurrence of any of the changes described in Section 2.9 or any other action that would make any of its representations or warranties contained in this Agreement untrue or incorrect when made in any material respect; provided, however, that nothing in this Section 5.1 shall be deemed to create a condition to Purchaser’s obligation to effect the Acquisition that the representations and warranties of AE and the Company be true and correct as of the Closing. Neither the Company nor AE shall, without the prior written consent of Purchaser, take or agree in writing or otherwise to take, any action intended to, or that would, prevent the Company or AE from performing (or cause the Company or AE not to perform) its agreements and covenants hereunder or intended to, or that would, cause any condition to Purchaser’s closing obligations in Section 7.1 or Section 7.3 not to be satisfied.

     5.2 No Solicitation. Until the earlier of the Closing or the date of termination of this Agreement pursuant to the provisions of Section 9.1, neither AE nor the Company nor any of their respective Subsidiaries or Affiliates will take, nor will AE or the Company permit any of their representatives to take, any of the following actions with any Person other than Purchaser and its designees: (a) solicit, encourage or initiate any proposals or offers from, or participate in or conduct discussions with or engage in negotiations with, any Person relating to any offer or proposal, oral, written or otherwise, formal or informal, with respect to any possible Business Combination with the Company (a “Competing Proposed Transaction”), (b) provide information with respect to the Company to any Person, other than Purchaser, relating to (or which AE or the Company believes would be used for the purpose of formulating an offer or proposal with respect to), or otherwise assist, cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Business Combination with the Company, (c) agree to, enter into a Contract with any Person, other than Purchaser, providing for, or approve a Business Combination with the Company or (d) authorize or permit any of AE’s or the Company’s representatives to take any such action. AE will notify Purchaser immediately after receipt by AE or the Company (or any of their officers, directors, managers, employees, agents, advisors or other representatives) of any proposal for or inquiry respecting any Competing Proposed Transaction, or any request for nonpublic information in connection with such proposal or inquiry or for access to the Assets and Properties, Books and Records of the Company by any Person or entity that informs or has informed AE or the Company that it is considering making or has made such a proposal or inquiry. Such notice to Purchaser shall indicate in reasonable detail the identity of the Person making such proposal or inquiry and the terms and conditions of such proposal or inquiry. Each of AE and the Company and their respective Affiliates (and their officers, directors, employees, agents, advisors or other representatives) immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Proposed Transaction. Each of AE and the Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party. Each of the Company, AE and Purchaser acknowledge that this Section 5.2 was a significant inducement for Purchaser to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the consideration to be paid to AE in the Acquisition or (ii) a failure to induce Purchaser to enter into this Agreement.

     5.3 Audited Financial Statements. Commencing on the date of this Agreement, the Company will prepare, in accordance with GAAP, and Yount, Hyde & Barbour, P.C. (“YHB”) will audit, the balance sheet of the Company as of December 31, 2003 and 2002, and the related statement of operations and statement of stockholders’ equity and cash flows of the Company for the years ended December 31, 2003 and 2002 (the “Audited Financial Statements”). Within three (3) Business Days after receipt of the invoice therefor from YHB, the Purchaser shall pay the fees of YHB associated with such audit, up to a maximum of $25,000, plus reasonable direct expenses and reasonable additional amounts billed by YHB based on unanticipated changes in the scope of YHB’s work and/or the incomplete or untimely receipt by YHB of information reasonably requested in connection with such work. Each of the Company, AE and Purchaser will provide, and will cause its management and its independent accountants to provide, such information and assistance as the Company, Purchaser or YHB may reasonably request in order to facilitate YHB’s audit of the Audited Financial Statements. Additionally, AE and the Company will use commercially reasonable efforts to cause its management and its independent accountants to (i) provide such information and assistance as reasonably required by Purchaser in connection with the preparation by Purchaser and its independent accountants of pro forma financial statements required under applicable SEC regulations, (ii) facilitate the review of any Company audit or review work papers, including the examination of selected interim financial statements and data, and (iii) deliver such representations as may be reasonably requested by YHB or Purchaser’s independent accountants.

ARTICLE 6

ADDITIONAL AGREEMENTS

     6.1 Access to Information. Between the date of this Agreement and the earlier of the Closing or the termination of this Agreement, upon reasonable notice, the Company shall (a) give Purchaser and its officers, appropriate employees, accountants, and counsel full access, upon reasonable prior notice during normal business hours, to all buildings, offices, and other facilities and to all Books and Records of the Company, whether located on the premises of the Company or at another location; (b) furnish Purchaser such financial, operating, technical and product data and other information with respect to the business and Assets and Properties of the Company as Purchaser from time to time may reasonably request, including financial statements and schedules; (c) subject to Purchaser and the Company agreeing to the topic and notice of any interviews, allow Purchaser the opportunity to interview such customers, suppliers, prime contractors (when the Company is a subcontractor on a Contract), employees and other personnel and Affiliates of the Company with the Company’s prior written consent, which consent shall not be unreasonably withheld or delayed; and (d) assist and cooperate with Purchaser in the development of cooperation plans for implementation by Purchaser and the Company following the Closing; provided, however, that no investigation made prior to the date of this Agreement or made pursuant to this Section 6.1 shall affect or be deemed to modify any representation or warranty made by the Company herein. Subject to Section 6.3 and the agreements referenced therein, materials furnished to Purchaser pursuant to this Section 6.1 will be subject to the provisions of Section 6.3, may be used by Purchaser for strategic and integration planning purposes relating to accomplishing the transactions contemplated hereby and will not be used for any purpose unrelated to the consummation of the transactions contemplated hereunder.

     6.2 Covenant Not to Compete; Non-Solicitation.

          (a) For a period commencing upon the Closing and ending on the second anniversary of the Closing, neither AE nor any Subsidiary shall anywhere in the United States, directly or indirectly, without the prior written consent of Purchaser: (i) engage or participate, directly or indirectly, either as principal, agent, employee, employer, consultant, stockholder, director, officer, partner or in any other individual or representative capacity whatsoever, in the conduct or management of, or own any stock or other proprietary interest in, any business or enterprise that conducts business or operations which are the same as or substantially similar to the business of the Company as of the date hereof; provided, however, that AE or such Subsidiary may purchase or otherwise acquire up to (but not more than) three percent (3%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, or (ii) solicit, hire or employ, or cause any other Person to solicit, hire or employ any employee or contractor then retained or employed by the Company or Purchaser or retained or employed by the Company or Purchaser within the six-month period immediately prior to such solicitation, hiring or employment.

          (b) Each of the covenants in this Section 6.2 is severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that any specific covenant or the scope, time or territorial restrictions thereof are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed.

     6.3 Confidentiality.

          (a) Purchaser. Purchaser acknowledges and agrees that it has had in the past, currently has, and in the future may possibly have, access to (i) certain information of the business of the Company that has not been disclosed to the public and which constitutes confidential and proprietary business information (the “Confidential Information of the Company”), and (ii) certain information of AE that does not relate to the business of the Company, has not been disclosed to the public and which constitutes confidential and proprietary business information (the “Other Confidential Information of AE”), including but not limited to, in each case, client and customer lists, software, data, formulae, processes, inventions, trade secrets, marketing information and plans, business strategies and other information about products and services offered or developed or planned to be offered or developed. Notwithstanding the foregoing, Confidential Information of the Company and Other Confidential Information of AE does not include any information (A) that is or becomes publicly available, other than as a result of a disclosure by Purchaser or any of its Affiliates in violation of this Agreement, (B) which must be disclosed by Purchaser or any of its Affiliates under applicable Laws or by order of any Governmental or Regulatory Authority, or (C) which Purchaser reasonably believes is required to be disclosed in connection with the defense of a lawsuit against Purchaser or any of its Affiliates. In the event Purchaser or any of its Affiliates is requested or required (including, without limitation, by oral questions, interrogatories, requests for information or documents in a legal proceeding, subpoena, civil investigative or other similar process) to disclose any Confidential Information of the Company (only with respect to any request or requirement to disclose prior to Closing) or Other Confidential Information of AE as described in subpart (B) or subpart (C) of the immediately preceding sentence, Purchaser shall provide AE with prompt written notice of any such request or requirement so that AE may seek a protective order or other appropriate remedy, at AE’s sole expense, and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver from AE, Purchaser or any of its Affiliates is nonetheless, in the written opinion of counsel, legally compelled to disclose Confidential Information of the Company or Other Confidential Information of AE to any tribunal or else stand liable for contempt or suffer other censure or penalty, Purchaser or its Affiliate may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information of the Company or Other Confidential Information of AE, as the case may be, which such counsel advises Purchaser is legally required to be disclosed, provided that Purchaser exercises its best efforts to preserve the confidentiality of such information, including, without limitation, by cooperating with AE to obtain an appropriate protective order, at AE’s sole expense, or other reliable assurance that confidential treatment will be accorded such information by such tribunal. Purchaser agrees, on behalf of itself and each of its Affiliates, that, without the prior written consent of AE, (I) from and after the date hereof until the Closing if the transactions contemplated hereby are consummated, and from and after the date hereof for a period of five (5) years if this Agreement is terminated pursuant to Section 9.1 hereof, neither it not its Affiliates shall in any manner directly or indirectly disclose any Confidential Information of the Company to any Person, except to authorized representatives of Purchaser and to its counsel and other advisors (provided, however, that such advisors, other than counsel, agree to the confidentiality provisions of this Section 6.3(a)), or use, except in connection with the consummation of the transactions contemplated hereby, any Confidential Information of the Company for any purpose or reason; and (II) from and after the date hereof for a period of five (5) years, neither it nor its Affiliates shall in any manner directly or indirectly disclose to any Person or use any Other Confidential Information of AE for any purpose or reason.

          (b) AE and Company. Each of AE and the Company acknowledges and agrees that it has had in the past, currently has, and in the future may possibly have, access to (i) Confidential Information of the Company, and (ii) certain information of Purchaser that has not been disclosed to the public and which constitutes confidential and proprietary business information (the “Confidential Information of Purchaser”), including but not limited to, in each case, client and customer lists, software, data, formulae, processes, inventions, trade secrets, marketing information and plans, business strategies and other information about products and services offered or developed or planned to be offered or developed. Notwithstanding the foregoing, Confidential Information of the Company and Confidential Information of Purchaser does not include any information (A) that is or becomes publicly available, other than as a result of a disclosure by AE or any of its Affiliates in violation of this Agreement, (B) which must be disclosed by AE or any of its Affiliates under applicable Laws or by order of any Governmental or Regulatory Authority, or (C) which AE reasonably believes is required to be disclosed in connection with the defense of a lawsuit against AE or any of its Affiliates. In the event AE or any of its Affiliates is requested or required (including, without limitation, by oral questions, interrogatories, requests for information or documents in a legal proceeding, subpoena, civil investigative or other similar process) to disclose any Confidential Information of the Company or Confidential Information of Purchaser as described in subpart (B) or subpart (C) of the immediately preceding sentence, AE shall provide Purchaser with prompt written notice of any such request or requirement so that Purchaser may seek a protective order or other appropriate remedy, at Purchaser’s sole expense, and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver from Purchaser, AE or any of its respective Affiliates is nonetheless, in the written opinion of counsel, legally compelled to disclose Confidential Information of the Company or Confidential Information of Purchaser to any tribunal or else stand liable for contempt or suffer other censure or penalty, AE or such Affiliate may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information of the Company or Confidential Information of Purchaser, as the case may be, which such counsel advises AE is legally required to be disclosed, provided that AE exercises its best efforts to preserve the confidentiality of such information, including, without limitation, by cooperating with Purchaser to obtain an appropriate protective order, at Purchaser’s sole expense, or other reliable assurance that confidential treatment will be accorded such information by such tribunal. AE agrees that, on behalf of itself and each of its Affiliates, without prior written consent of Purchaser, (I) from and after the date hereof for a period of five (5) years if the transactions contemplated hereby are consummated, neither it nor its Affiliates shall in any manner directly or indirectly disclose any Confidential Information of the Company to any Person, except to authorized representatives of AE and to counsel and other advisors in connection with the consummation of the transactions contemplated hereby

(provided, however, that such advisors, other than counsel, agree to the confidentiality provisions of this Section 6.3(b)), or use any Confidential Information of the Company for any purpose or reason except in connection with the consummation of the transactions contemplated hereby; provided, however, that that until the Closing, AE, the Company and their Affiliates may continue to disclose and use the Confidential Information of the Company in the ordinary course of business, consistent with past practice; and (II) from and after the date hereof, neither AE nor any of its respective Affiliates shall in any manner directly or indirectly disclose to any Person or use any Confidential Information of Purchaser for any purpose or reason.

     6.4 Expenses. Other than fees and expenses incurred by the Company and AE related to the transactions contemplated herein and paid by the Company prior to the Closing Date, all fees and expenses incurred by the Company and by AE in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting, success and all other fees and expenses of third parties (the “Company Expenses”), shall be the obligation of AE. All fees and expenses incurred by Purchaser in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, shall be the obligation of Purchaser.

     6.5 Public Disclosure. Promptly after execution of this Agreement, Purchaser and the Company shall issue a joint press release relating to this Agreement to be prepared jointly by Purchaser and the Company (the “Joint Press Release”). Thereafter, unless otherwise required by Law (including federal and state securities Laws and the rules and regulations of The Nasdaq National Market), no disclosure (whether or not in response to any inquiry) of the existence of any subject matter of, or the terms and conditions of, this Agreement shall be made by any party hereto unless approved by all other parties hereto prior to release; provided, however, that such approval shall not be unreasonably withheld or delayed.

     6.6 Notices and Approvals. All parties hereto shall give any notices that any other party hereto may reasonably request in connection with the Acquisition or that are otherwise required or contemplated hereunder. The Company and Purchaser shall use commercially reasonable efforts to obtain all Approvals from Governmental or Regulatory Authorities or under any of the Contracts or other agreements as may be required in connection with the Acquisition so as to preserve all rights of and benefits to the Company thereunder and each party shall provide the other with such assistance and information as is reasonably required to obtain such Approvals.

     6.7 Notification of Certain Matters. AE and the Company shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to AE and the Company, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of AE or the Company or Purchaser, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing (except for those representations and warranties that are by their terms qualified by a standard of materiality, with respect to which notice shall be given of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any such representation or warranty of AE or the Company or Purchaser, as the case may be, contained in this

Agreement to be untrue or inaccurate in any respect at or prior to the Closing); provided, however, that nothing in this Section 6.7(a) shall be deemed to create a condition to Purchaser’s obligation to effect the Acquisition that any representation or warranty of AE or the Company be true and accurate as of the Closing, and (b) any failure of AE or the Company or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it in any material respect hereunder; provided, however, that, subject to Section 8.5 hereof and the provisos in Sections 7.2(a) and 7.3(a) hereof, the delivery of any notice pursuant to this Section 6.7 shall not limit or otherwise affect any remedies available to the party receiving such notice.

     6.8 Additional Documents and Further Assurances; Cooperation.

          (a) Each party hereto, at the request of the other party hereto, shall use commercially reasonable efforts to execute and deliver such other instruments and do and perform such other acts and things (including all action reasonably necessary to seek and obtain any and all Approvals of any Governmental or Regulatory Authority or Person required in connection with the Acquisition; provided, however, that neither party shall be obligated to consent to any divestitures or operational limitations or activities in connection therewith and no party shall be obligated to make a payment of money as a condition to obtaining any such Approval, other than customary filing fees) as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

          (b) AE agrees and acknowledges that it shall, and shall cause its Affiliates to, execute and deliver an Assignment and Assumption Agreement in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”).

          (c) Each party agrees to use commercially reasonable efforts to cause the conditions set forth in Article 7 to be satisfied, where the satisfaction of such conditions depends on action or forbearance from action by such party.

     6.9 [Intentionally Omitted.]

     6.10 Employee Matters.

          (a) Interim Period. AE shall cause the insurance contracts and other Plan documents, including, without limitation, third party administration agreements, for the Plans listed on Schedule 6.10, including without limitation the health, vision, dental, short and long term disability and life insurance and cafeteria plans currently covering Company employees, to remain or become, on or prior to Closing, insurance contracts, Plans or agreements maintained by the Company solely for the benefit of Company employees and their beneficiaries and other individuals as provided in Section 6.10(c). Such agreements, insurance contracts and Plans will be terminable as of December 31, 2004, without penalty at Company’s election.

          (b) AE 401(k) Profit Sharing Plan. AE shall take such actions as are necessary to provide that the Company’s employees shall be 100% vested in their accounts under the AE 401(k) Profit Sharing Plan as of the Closing Date and entitled (should they elect same) to a distribution of their accounts in such Plan following their termination of eligibility under the Plan. Purchaser shall take such actions as are necessary to allow Company employees to “roll over” distributions from the AE 401(k) Profit Sharing Plan to a defined contribution plan, qualified under Section 401(a) of the Code, that includes a qualified cash or deferred arrangement qualified under Code section 401(k) (the “Purchaser’s Plan”), maintained by the Purchaser; provided that the rollover is in cash or cash and a note evidencing a participant loan under the AE 401(k) Profit Sharing Plan (which will remain in effect following the rollover). Company employees who are eligible to participate in the AE 401(k) Profit Sharing Plan on the Closing Date shall be eligible to participate in the Purchaser’s Plan as of the day after the date of Closing and such Company employees’ service with the Company and its affiliates shall be recognized for purposes of vesting under the Purchaser’s Plan. AE will cooperate and direct other service providers to cooperate in connection with the Company employees’ enrollment and participation in the Purchaser’s Plan and the completion of rollovers to Purchaser’s Plan .

          (c) COBRA. The Company and its Plans shall offer or continue to offer continuation coverage and to provide the rights and notices required under Code Section 4980B(f) and ERISA Sections 601 to 608 with respect to any Company employees or their covered dependents who lose or lost coverage under a group health plan of AE or the Company, including “M&A qualified beneficiaries” (as defined in Treasury Regulations Section 4980B-9) who lose such coverage in connection with this Agreement and to employees of Amsec Loss Control or their covered dependents who lose or lost coverage under a group health plan of Amsec Loss Control or AE on or prior to the Closing Date, provided that AE (i) provides to Purchaser on or before Closing (A) a list of Company employees and Amsec Loss Control employees and their covered dependents who have lost coverage under a group health plan of AE, Amsec Loss Control or the Company within eighteen (18) months before the date of this Agreement as the result of a “qualifying event” under Code Section 4980B(f)(3)(B) or thirty-six (36) months prior thereto in the case of any other “qualifying events” under Code Section 4980B(f)(3), and who lose such coverage through Closing, (B) a copy of the respective notices provided them, and (C) a list of those who elected such continuation coverage, the dates of such continuation coverage and those enrolled in continuation coverage at Closing, (ii) provides to Purchaser within five (5) business days of receipt any elections of continuation coverage received by AE with respect to former Company employees and Amsec Loss Control employees and/or their covered dependents on or after Closing and (iii) with respect to any such Amsec Loss Control employees and their covered dependents, arranges with the insurer under the respective insurance contracts which remain or become insurance contracts of the Company under Section 6.10(a) for the insurer to agree to provide such continuation coverage. The Company shall not be required to pay any part of the premium or cost of COBRA continuation coverage elected by such Company, Amsec Loss Control or AE employees, their covered dependents or any “M&A qualified beneficiaries.”

     6.11 [Intentionally Omitted.]

     6.12 [Intentionally omitted.]

     6.13 Certain Tax Matters. The following provisions shall govern the allocation of responsibility as between Purchaser and AE for certain tax matters following the Closing:

          (a) Tax Indemnification. Except as otherwise provided herein, AE shall indemnify the Company and Purchaser and hold them harmless from and against any loss, claim,

liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Company or for which the Company is liable for all taxable periods ending on or before the Closing Date and the portion though the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar Law, and (iii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing and do not relate to a period after the Closing; provided however, that in the case of clauses (i), (ii) and (iii) above, AE shall be liable only to the extent that such Taxes are not paid before the Closing and exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and income Tax income) on the Final Balance Sheet as finalized (rather than in any notes thereto) and taken into account in determining the Adjustment Amount, and the sole source of payment for any such obligations of AE hereunder shall be the Deferred Payment Amount. AE shall reimburse Purchaser for any Taxes of the Company that are the responsibility of AE pursuant to this Section 6.13(a) within fifteen (15) Business Days after written demand therefor and payment of such Taxes by Purchaser or the Company. Such reimbursement shall be made out of the Deferred Payment Amount and according to procedures set forth in Section 1.5 hereof. In addition, the amount of any income Tax indemnification otherwise payable by AE under this Agreement shall be reduced by the amount of any federal or state income Tax benefit realized by the Company, the Purchaser, or its Affiliates resulting from any adjustment to or change in any Tax item relating to the Company for any Pre-Closing Tax Period.

          (b) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period (or imposed with respect to the occurrence of a transaction) shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) but excluding any transaction occurring outside the ordinary course of business after the Closing, and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

          (c) Responsibility for Filing Tax Returns. Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company that are filed after the Closing Date for Pre-Closing Tax Periods and Straddle Periods, other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of AE will include the operations of the Company. All such Tax Returns shall use the same Tax accounting methods and Tax elections as used by the Company for the immediately preceding taxable period, except as otherwise required by Law or agreed by the Purchaser and AE. The Purchaser shall submit to AE a draft of each such Tax Return at least ten (10) days prior to the due date (taking into account any extensions thereof) and permit AE to review and comment on each such Tax Return prior to filing. Failure by Purchaser to revise any such draft Tax Return in accordance with AE’s comments prior to filing shall entitle AE to dispute, and shall not prejudice AE’s right to dispute, any claim for indemnification by Purchaser pursuant to subsection (a) hereof.

          (d) Cooperation on Tax Matters.

               (i) Purchaser, the Company and AE shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns for all periods that begin before the Closing and any audit, litigation or other Action or Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other Action or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser, the Company and AE agree (A) to retain all Books and Records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing until the expiration of the statute of limitations (and, to the extent notified by Purchaser or AE, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such Books and Records and, if the other party so requests, Purchaser, the Company or AE, as the case may be, shall allow the other party to take possession of such Books and Records.

               (ii) Purchaser and AE further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental or Regulatory Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the Company or the transaction contemplated hereby.

               (iii) Purchaser and AE further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Internal Revenue Code and all Treasury Department Regulations promulgated thereunder.

          (e) Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company and AE or any of its Affiliates shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any Liability or be entitled to any benefit thereunder.

          (f) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by the party legally responsible therefor when due, and such party will, at their or its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other such Taxes and fees, and, if required by applicable Law, each of Purchaser, the Company and AE will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

     6.14 Mercantile Indebtedness. Prior to Closing, AE and the Company shall obtain from Mercantile-Safe Deposit and Trust Company (“Mercantile”) such documentation (the

“Mercantile Release”), in form and substance reasonably satisfactory to the Purchaser, as shall evidence (a) that as of Closing the Company will be released from its obligations under that certain Loan and Security Agreement dated April 20, 2000, as amended, among Mercantile, the Company and Amsec Loss Control and all documents executed and delivered in connection therewith (collectively, the “Loan Documents”), and that no indebtedness of the Company in favor of Mercantile will be outstanding thereunder as of Closing, (ii) Mercantile’s agreement that, upon receipt of payment for all obligations outstanding under the Loan Documents, it will take all actions necessary to cause all assets of the Company to be released from the lien in favor of Mercantile securing any indebtedness under the Loan Documents, and (iii) that all capital stock of the Company pledged by AE to secure AE’s guaranty obligations owing to Mercantile in connection with the Loan Documents will be released from the lien in favor of Mercantile as of Closing. Purchaser agrees that at Closing it will pay to Mercantile the amount of indebtedness of the Company under the Loan Documents that is outstanding and reflected on the books of the Company at Closing, up to One Million Four Hundred Forty-One Thousand Three Hundred Seventeen Dollars ($1,441,317), subject to the execution and delivery of the Mercantile Release. In the event the amount owed to Mercantile under the Loan Documents at Closing is greater than $1,441,317, AE shall be obligated to pay such excess amount to Mercantile and may direct Purchaser, pursuant to Section 1.3(b)(ii) hereof, to pay a portion of the Cash Payment to Mercantile at Closing to satisfy such obligation.

     6.15 Software Assignment. To the extent that any material software used by the Company is not already licensed to the Company as of the Closing, whether pursuant to the Assignment Agreement or otherwise, AE shall assign or cause to be assigned to the Company all of its and any of its affiliates’ right, title and interest in and to such software prior to the date which is one hundred eighty (180) days after the Closing Date.

ARTICLE 7

CONDITIONS TO CLOSING

     7.1 Conditions to Obligations of Each Party to Effect the Acquisition. The respective obligations of each party to this Agreement to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of the following conditions:

          (a) Governmental and Regulatory Approvals. Approvals from any Governmental or Regulatory Authority (if any) necessary for consummation of the transactions contemplated hereby shall have been obtained.

          (b) No Injunctions or Regulatory Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other Governmental or Regulatory Authority or other legal or regulatory restraint or prohibition preventing the consummation of the Acquisition shall be in effect; nor shall there be any Law or Order enacted, entered, enforced or deemed applicable to the Acquisition or the other transactions contemplated by the terms of this Agreement that would (i) prohibit the consummation of the Acquisition or require Purchaser to hold separate the assets of the Company, (ii) prohibit or restrict Purchaser from exercising full voting rights with respect to its shares of capital stock of the Company or (iii) permit consummation of the Acquisition only if certain divestitures were made or if Purchaser were to agree to limitations on its or its Subsidiaries’ business activities or operations.

     7.2 Additional Conditions to Obligations of AE. The obligations of AE to consummate the Acquisition and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the AE:

          (a) Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be accurate in all material respects (except for those representations and warranties that are by their terms qualified by a standard of materiality, which representations and warranties shall be true and correct in all respects) as of the date of this Agreement (other than any such representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate as of such specified earlier date); provided, however, that in the event any representation and warranty of the Purchaser contained in this Agreement not qualified by a Material Adverse Effect qualifier is not accurate as of the date of this Agreement but the events causing such inaccuracy would not reasonably be expected to have a Material Adverse Effect on the Purchaser, this Section 7.2(a) shall be deemed satisfied for purposes of such representation and warranty, however AE shall maintain the right to make a claim for indemnification based on a breach of such representation and warranty under Section 8.2 hereof.

          (b) Performance. Purchaser shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Purchaser at or before the Closing, including delivery of the Cash Payment, the Deferred Payment Amount and the payment to Mercantile as specified in Section 6.14 hereof.

          (c) Closing Certificate. Purchaser shall have delivered to AE a certificate, dated the date of the Closing and executed by a duly authorized officer, to the effect that each of the conditions specified in Sections 7.2(a) and (b) above is satisfied in all respects.

          (d) Ancillary Agreements. Purchaser and the Escrow Agent shall have executed and delivered to AE the Escrow Agreement.

          (e) Transition Services Agreement. AE and the Company shall have entered into the Transition Services Agreement in the form of Exhibit K.

     7.3 Additional Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the Acquisition and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser:

          (a) Representations and Warranties. The representations and warranties of the Company and AE contained in this Agreement shall be accurate in all material respects (except for those representations and warranties that are by their terms qualified by a standard of materiality, which representations and warranties shall be true and correct in all respects) as of the date of this Agreement (other than representations and warranties which by their express terms are made as of a specified earlier date, which shall be accurate as of such specified earlier date); provided, however, that in the event any representation and warranty of the Company or AE contained in this Agreement not qualified by a Material Adverse Effect qualifier is not accurate as of the date of this Agreement but the events causing such inaccuracy would not reasonably be expected to have a Material Adverse Effect on the Company, this Section 7.3(a) shall be deemed satisfied for purposes of such representation and warranty, however Purchaser shall maintain the right to make a claim for indemnification based on a breach of such representation and warranty under Section 8.2 hereof.

          (b) Performance. The Company and AE shall have performed and complied with in all material respects each agreement, covenant or obligation required by this Agreement to be so performed or complied with by the Company or AE, as the case may be, at or before the Closing.

          (c) Ancillary Agreements.

               (i) AE and the Escrow Agent shall have executed and delivered to Purchaser the Escrow Agreement.

               (ii) Each of AE and its applicable Affiliates shall have executed and delivered to Purchaser the Assignment Agreement.

          (d) Closing Certificate. AE shall have delivered to Purchaser a certificate, dated the date of the Closing, to the effect that each of the conditions specified in Sections 7.3(a) and (b) above is satisfied in all respects.

          (e) Stock Certificates. AE shall have delivered to Purchaser the certificate or certificates representing all of the issued and outstanding Company Common Stock, duly endorsed in blank, or accompanied by a duly executed blank stock power.

          (f) Legal Opinion. Purchaser shall have received a legal opinion from Hunton & Williams LLP, counsel to the Company and AE, in the form of Exhibit C.

          (g) Employees. (i) Chris Andrews shall continue to be employed by the Company at the Closing and shall have executed and delivered to the Purchaser an employment agreement, in the form of Exhibit D (the “Andrews Employment Agreement”), (ii) each of Scott Smith and Kim Tobey shall continue to be employed by the Company at the Closing and shall have executed and delivered to the Purchaser an employment agreement, in the forms of Exhibits E and F, respectively (the “Smith Employment Agreement” and the “Tobey Employment Agreement”, respectively), and (iii) Jack Wallace shall continue to be employed by the Company and shall have executed and delivered to Purchaser an employment agreement, in the form of Exhibit G (the “Wallace Employment Agreement”).

          (h) Notice. Notice of the Acquisition shall have been provided to the Federal Home Loan Mortgage Corporation as required by that certain Service Agreement, dated October 2, 2002, between the Company and the Federal Home Loan Mortgage Corporation.

          (i) Mercantile Release. Mercantile shall have executed and delivered to the Company the Mercantile Release (subject to release upon payment to Mercantile by the Purchaser pursuant to Section 6.14) and shall have agreed to file the necessary documents with the PTO releasing its security interests recorded in connection with the Loan Documents.

          (j) Material Adverse Change. There shall have not have occurred any Material Adverse Effect on the Company since the date of the May Balance Sheet.

          (k) [Intentionally Omitted.]

          (l) [Intentionally Omitted.]

          (m) Assignment of Certain Rights. AE and the Company shall have executed and delivered to Purchaser the Assignment and Assumption Agreement and Release in the form of Exhibit H attached hereto.

          (n) [Intentionally Omitted.]

          (o) Non-Competition Agreement. Winston Partners Group shall have executed a non-competition agreement in the form of Exhibit I.

          (p) Transition Services Agreement. AE and the Company shall have entered into the Transition Services Agreement in the form of Exhibit J.

          (q) Insurance. AE shall have purchased and delivered to Purchaser evidence of “tail” or “run-off” coverage related to the insurance policy(ies) identified at Schedule 7.3(q), naming both Purchaser and the Company as additional insureds thereunder pursuant to an endorsement to such policies substantially in the form attached hereto as Schedule 7.3(q).

          (r) Resignation of Directors. The Company and AE shall have obtained and delivered to Purchaser the resignation of each director and officer of the Company, effective as of the Closing.

          (s) Delivery of Stock Ledger and Minute Book of the Company. AE shall have delivered the Company’s stock ledgers and minute books to Purchaser.

          (t) Benefits Matters. AE shall have provided to Purchaser (A) a list of Company employees and Amsec Loss Control employees and their covered dependents who have lost coverage under a group health plan of AE, Amsec Loss Control or the Company within eighteen (18) months before the date of this Agreement as the result of a “qualifying event” under Code Section 4980B(f)(3)(B) or thirty-six (36) months prior thereto in the case of any other “qualifying events” under Code Section 4980B(f)(3), and who lose such coverage through Closing, (B) a copy of the respective notices provided them, and (C) a list of those who elected such continuation coverage, the dates of such continuation coverage and those enrolled in continuation coverage at Closing.

          (u) Audited Financial Statements and YHB Opinion. The Company shall have delivered to Purchaser the Audited Financial Statements and the opinion of YHB thereon,

which opinion shall be unqualified and in accordance with Rule 2-02 of Regulation S-X of the Securities Act of 1933, as amended.

ARTICLE 8

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

     8.1 Survival of Representations and Warranties. All of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and continue for a period of one hundred eighty (180) days after the first anniversary of the Closing Date (such period, the “Survival Period”). Except in the event an “Indemnified Party” (as defined below) makes a written claim for indemnification against an “Indemnified Party” (as defined below) prior to the expiration of the Survival Period, no Action or Proceeding may be instituted to enforce, or seek damages or other remedies with respect to the breach of, any representation or warranty after such expiration.

     8.2 Indemnification.

          (a) After the Closing, Purchaser and its Affiliates (including, after the Closing, the Company), officers, directors, agents, successors and assigns (“Purchaser Indemnified Parties”) shall be indemnified and held harmless by AE for any and all Liabilities, losses, damages of any kind, claims, costs, expenses, fines, fees, deficiencies, interest, awards, judgments, amounts paid in settlement and penalties (including, without limitation, attorneys’, consultants’ and experts’ fees and expenses and other costs of defending, investigating or settling claims) actually suffered or incurred by them (including, without limitation, in connection with any action brought or otherwise initiated by any of them) (hereinafter, “Loss(es),” which Loss(es) shall be reduced by the full amount of any insurance collected by the Indemnified Party (or any Affiliate thereof) with respect to such Claim or the underlying facts under any applicable policy or policies it being understood that all Indemnified Parties will use good faith efforts to file all insurance claims relating to such Losses), arising out of or resulting from:

               (i) any inaccuracy in or breach of any representation or warranty of the Company or AE, as of the date of this Agreement, contained in this Agreement or in the Ancillary Agreements or any other instrument delivered pursuant to this Agreement;

               (ii) any breach of any covenant or agreement made by the Company or AE in this Agreement or in the Ancillary Agreements or any other instrument delivered pursuant to this Agreement, other than any covenant or agreement to be performed by the Company after the Closing;

               (iii) Losses with respect to any Company Expenses required to be paid by AE pursuant to Section 6.4;

               (iv) AE’s obligations under Section 6.13(a); or

               (v) Losses arising out of any of the items described at Schedule 2.12.

          (b) After the Closing, AE and its Affiliates’ officers, directors, agents, successors and assigns (“AE Indemnified Parties”) shall be indemnified and held harmless by Purchaser for any and all Losses arising out of or resulting from:

               (i) any inaccuracy in or breach of any representation or warranty of Purchaser, as of the date of this Agreement, contained in this Agreement or in the Ancillary Agreements or any other instrument delivered pursuant to this Agreement; or

               (ii) any breach of any covenant or agreement made by Purchaser in this Agreement or in the Ancillary Agreements or any other instrument delivered pursuant to this Agreement.

          (c) Notwithstanding anything to the contrary contained in this Agreement, the maximum aggregate amount of indemnifiable Losses arising out of or resulting from the causes enumerated in Sections 8.2(a) or 8.2(b) that may be recovered from AE or Purchaser as the case may be shall not exceed (i) in the case of Losses that may be recovered from AE, the Deferred Payment Amount and (ii) in the case of Losses that may be recovered from Purchaser, One Million Nine Hundred Thousand Dollars ($1,900,000).

          (d) Except with respect to claims based on fraud, the Deferred Payment Amount shall be the sole and exclusive source of funds available for satisfaction of any liability of AE under Section 8.2(a) hereof.

          (e) Notwithstanding anything to the contrary contained in this Agreement, in the event any Purchaser Indemnified Party incurs legal fees and expenses relating to defending any claim arising out of a breach of a representation and warranty set forth in Sections 2.3 or 3.1 hereof (without regard to whether a written claim for indemnification has been made prior to the expiration of the Survival Period), AE hereby agrees to indemnify such Purchaser Indemnified Party for 50% of all such reasonable legal fees and expenses to the extent funds are no longer available in the Deferred Payment Amount to pay such Losses.

          (f) Notwithstanding anything to the contrary contained in this Agreement, no obligation of AE or Purchaser, as the case may be (each, an “Indemnifying Party”), with respect to any indemnifiable Loss otherwise payable by such Indemnifying Party under Section 8.2(a) or 8.2(b), as the case may be, shall be payable until such time as all indemnifiable Losses payable by such Indemnifying Party shall exceed $50,000, at which time such Indemnifying Party shall be liable in full for all Losses it is required to indemnify (including such $50,000 amount), subject to Section 8.2(c); provided, however, that the limitations set forth in this Section 8.2(f) shall not apply to indemnification claims arising from (I) any inaccuracy or breach of any representation or warranty of the Company and AE contained in Section 2.2, 2.3, 2.9(i), 2.9(s) or 2.11, (II) Losses arising pursuant to Section 8.2(a)(ii), (a)(iii), (a)(iv) or (a)(v), (III) an inaccuracy or breach of any representation or warranty of Purchaser contained in Sections 3.1, 3.2 or (IV) Losses arising pursuant to Section 8.2(b)(ii).

     8.3 Third Party Claim Indemnification Procedures.

          (a) The obligations and Liabilities of an Indemnifying Party under this Article 8 with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article 8 (“Third Party Claims”) shall be governed by and contingent upon the terms and conditions set forth in this Section 8.3. If any Person entitled to indemnification pursuant to Section 8.2(a) or 8.2(b) (an “Indemnified Party”) shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within ten (10) days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its respective obligations under this Article 8 except to the extent that the Indemnifying Party is materially prejudiced by such failure. The notice of claim shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such indemnification claim, and the amount or good faith estimate of the amount arising therefrom.

          (b) The Indemnifying Party shall be entitled to assume and control the defense of a Third Party Claim at its expense and through counsel of its choice (such counsel to be reasonably acceptable to the Indemnified Party) if it gives notice of its intention to do so to the Indemnified Party within fifteen (15) days after the receipt of such notice from the Indemnified Party; provided, however, if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which counsel is required, at the expense of the Indemnifying Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnifying Party shall conduct the defense of the Third Party Claim actively and diligently and the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by any party conducting the defense against such claim without the prior written consent of the other party, which consent shall not be unreasonably delayed or withheld.

     8.4 Exclusive Remedy. Except with respect to claims based on fraud, the terms and conditions of Sections 1.4, 1.5, this Article 8 and the Escrow Agreement shall apply to and shall be the exclusive remedy of any Indemnified Party for any liability of any other party under and pursuant to this Agreement, the transactions provided for herein or contemplated hereby, whether for the inaccuracy or breach of any representation or warranty, the breach of any covenant or otherwise.

     8.5 Due Diligence; Actual Prior Knowledge. Notwithstanding any investigation of the affairs of Purchaser, AE or the Company (whether pursuant to Section 6.1 or otherwise), each party shall have the right to rely upon the representations, warranties, covenants and agreements of the other party contained in this Agreement or in any instrument delivered pursuant to this Agreement, provided that, subject to the provisos in Sections 7.2(a) and 7.3(a) hereof, an

Indemnified Party shall not be entitled to indemnification under this Article 8 for the inaccuracy or breach of any such representation and warranty if Purchaser, on the one hand, or AE or the Company, on the other hand, as the case may be, had knowledge prior to the Closing of specific facts which demonstrate the inaccuracy or breach of the representation or warranty.

     Notwithstanding anything in this Agreement to the contrary, for purposes of this Section 8.5, the parties agree that (1) Purchaser shall be deemed to have knowledge prior to the Closing of specific facts which demonstrate the inaccuracy or breach of a representation or warranty if Michael Stanfield, Ken Schwarz, Deb Hoopes or Neal Dittersdorf had actual knowledge thereof, (2) AE or the Company shall be deemed to have knowledge prior to the Closing of specific facts which demonstrate the inaccuracy or breach of a representation or warranty if any officer or manager of AE, or any individual identified on Schedule 8.5, had actual knowledge thereof, and (3) AE shall not assert in any mediation pursuant to Section 10.9 or in any Action or Proceeding that Purchaser or Neal Dittersdorf, solely by virtue of inclusion of Neal Dittersdorf in the foregoing clause (1), shall be deemed to have waived any attorney-client privilege that may exist with respect to communications between any officer, director or employee of Purchaser, on the one hand, and Neal Dittersdorf, on the other hand (such communications, “Privileged Communications”).

     8.6 Indemnity Amounts to be Computed on After-Tax Basis. The amount of any indemnification payable under this Agreement shall be (a) treated as an adjustment to the Acquisition Consideration for Tax purposes and (b) net of any Tax benefit actually realized by the Indemnified Person (including, where the Purchaser is the Indemnified Party, the Company) by reason of the facts and circumstances giving rise to the indemnification and (ii) increased by the amount of any Tax actually required to be paid by the Indemnified Party on the accrual or receipt of the indemnification payment (including any amount payable pursuant to this clause (ii)). For purposes of the preceding sentence, the amount of any state income Tax benefit or cost shall take into account the federal income Tax effect of such benefit or cost. No party may recover a duplicate economic benefit under this Section 8.6 and Section 6.13.

ARTICLE 9

TERMINATION, AMENDMENT AND WAIVER

     9.1 Termination. Except as provided in Section 9.2 this Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing:

          (a) by mutual agreement of the AE and Purchaser;

          (b) by Purchaser or AE if: (i) the Closing has not occurred before 5:00 p.m. (Eastern Time) on December 15, 2004 (provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose failure, or the failure of any of such party’s Subsidiaries or Affiliates, to fulfill any obligation hereunder has been the cause of, or resulted in the failure of the Closing to occur on or before such date); (ii) there shall be a final nonappealable Order of a federal or state court in effect preventing consummation of the Acquisition; or (iii) there shall be any Law or Order enacted, promulgated or issued by any Governmental or Regulatory Authority that would make consummation of the Acquisition illegal.

          (c) by Purchaser if there shall be any Law or Order enacted, promulgated or issued or deemed applicable to the Acquisition, by any Governmental or Regulatory Authority, which would: (i) prohibit Purchaser’s ownership or operation of all or any portion of the business of the Company or (ii) compel Purchaser to dispose of or hold separate all or any portion of the Assets and Properties of the Company as a result of the Acquisition;

          (d) by Purchaser if it is not in material breach of its representations, warranties, covenants and agreements under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company or AE and (i) the Company and AE is not using commercially reasonable efforts to cure such breach, or has not cured such breach within thirty (30) days, after notice of such breach to the Company and AE (provided, however, that, no cure period shall be available for a breach which by its nature cannot be cured) and (ii) as a result of such breach any of the conditions set forth in Section 7.1 or Section 7.3, as the case may be, would not be satisfied prior to the date specified in Section 9.1(b)(i); and

          (e) by AE if it is not in material breach of its representations, warranties, covenants and agreements under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Purchaser and (i) Purchaser is not using its commercially reasonable efforts to cure such breach, or has not cured such breach within thirty (30) days, after notice of such breach to Purchaser (provided, however, that no cure period shall be available for a breach which by its nature cannot be cured), and (ii) as a result of such breach any of the conditions set forth in Section 7.1 or Section 7.2, as the case may be, would not be satisfied as of the date specified in Section 9.1(b)(i).

     9.2 Effect of Termination. In the event of a valid termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser, AE or the Company, or their respective officers, directors or stockholders or Affiliates or Associates; provided, however, that each party shall remain liable for any breaches of this Agreement in accordance with its terms prior to its termination; and provided further that, the provisions of Section 6.3 (except for the obligations of AE and its Affiliates under Sections 6.3(b) with respect to Confidential Information of the Company), 6.4, 6.5 and 9.2, Article 10 (exclusive of Section 10.3) and the applicable definitions set forth in Article 11 shall remain in full force and effect and survive any termination of this Agreement.

     9.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

     9.4 Extension; Waiver. At any time prior to the Closing, Purchaser and AE may (but shall not be obligated to), to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 10

MISCELLANEOUS PROVISIONS

     10.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission against facsimile confirmation or mailed by a nationally recognized overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

     If to Purchaser or the Company (after the Closing) to:

Intersections Inc.
14901 Bogle Drive, Suite 300
Chantilly, Virginia 20151
Facsimile No.: (703) 488-6180
Attn: General Counsel

     with a copy (which shall not constitute notice) to:

Venable LLP
8010 Towers Crescent Drive, Suite 300
Vienna, Virginia 22182
Facsimile No.: (703) 821-8949
Attn: Joseph C. Schmelter, Esq.

     If to AE or the Company (prior to the Closing):

AMSEC Enterprises, L.C.
c/o Winston Partners Group
1750 Tysons Boulevard, Suite 200
McLean, Virginia 22102
Facsimile No.: (703) 905-9019
Attn: A. Scott Andrews

     with a copy (which shall not constitute notice) to:

Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219
Facsimile No.: (804) 343-4600
Attn: R. Mason Bayler, Jr., Esq.

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 10.1, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided for in this Section 10.1, be deemed given upon facsimile confirmation, and (c) if delivered by overnight courier to the address as provided in this Section 10.1, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 10.1). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

     10.2 Entire Agreement. This Agreement and the Exhibits and Schedules hereto constitute the entire Agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (including specifically, without limitation, the Letter of Intent dated June 28, 2004, as amended, and the non-disclosure agreement dated May 28, 2004, as amended, by and among the Company, AE and Purchaser).

     10.3 Further Assurances; Post-Closing Cooperation. At any time or from time to time after the Closing, each party shall execute and deliver to the other parties such other documents and instruments, provide such materials and information and take such other actions as the other party may reasonably request to consummate the transactions contemplated by this Agreement and otherwise to cause the other party to fulfill its obligations under this Agreement and the transactions contemplated hereby. Each party agrees to cooperate in causing the conditions to its obligations to consummate the Acquisition to be satisfied.

     10.4 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

     10.5 Third-Party Beneficiaries. Except as expressly provided herein, the terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person (including any other Person referred to in Section 6.10 hereof) other than any Person entitled to indemnity under Article 8.

     10.6 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any party without the prior written consent of the other party and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

     10.7 Headings. The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

     10.8 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

     10.9 Governing Law, Submission to Jurisdiction.

          (a) This Agreement, any Ancillary Agreements and any other closing documents shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia as applied to contracts entered into by Virginia residents and performed entirely in Virginia, without giving effect to its principles or rules regarding conflicts of laws, other than such principles directing application of the laws of Virginia.

          (b) Unless and except to the extent otherwise expressly agreed in writing by AE and Purchaser, in the event of any dispute arising out of or related to this Agreement or any of the transactions contemplated hereby, the parties shall be required to enter into mediation of such dispute or disagreement prior to the initiation of any action or proceeding against the other. The parties agree that the mediation shall continue for as long as the mediator concludes that the mediation has a reasonable possibility of producing resolution; provided, however, that in no event shall such mediation continue for a period longer than sixty (60) days. Upon notice by either party to the other of the initiating party’s desire to mediate, the parties shall endeavor to settle the dispute by mediation under the then current Center for Public Resources (“CPR”) Model procedure for mediation of business disputes. The location for the mediation shall be in McLean, Virginia, and the neutral third party will be selected from the CPR Panel of Neutrals applicable to such geographical area. If the parties encounter difficulty in agreeing on a Neutral, they will seek the assistance of CPR in the selection process. A mediation proceeding shall thereafter be scheduled at a time mutually convenient to the parties involved. The mediation shall be commenced within thirty (30) days following the notification by a party of a desire for mediation. If the parties cannot agree on a date for commencement of mediation, then the CPR shall select a date it believes is reasonable for the parties, given all of the alleged conflicts in dates. The parties shall equally share the cost of the mediator. In the event the parties are unable to resolve such dispute pursuant to mediation described above, each party hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns shall be brought and determined by either a state court or federal court sitting in the Commonwealth of Virginia and each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counter claim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 10.9, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

     10.10 WAIVER OF TRIAL BY JURY. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, THE PARTIES HERETO CONSENT TO TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR PROCEEDING.

     10.11 Construction. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto, but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

     10.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     10.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Notwithstanding Section 10.9, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Nothing in Article 8 shall be construed or interpreted to limit this Section 10.13.

ARTICLE 11

DEFINITIONS

     11.1 Definitions. As used in this Agreement, the following defined terms shall have the meanings indicated below:

          “Acquisition” shall have the meaning set forth in Recital B of this Agreement.

          “Acquisition Consideration” shall have the meaning set forth in Section 1.3(b).

          “Actions or Proceedings” means any action, suit, complaint, subpoena, petition, investigation, proceeding, arbitration, mediation, litigation or Governmental or Regulatory Authority investigation, audit, document request or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental or Regulatory Authority.

          “Adjustment Amount” shall have the meaning set forth in Section 1.4(c).

          “AE” shall have the meaning set forth in the Preamble of this Agreement

          “AE Indemnified Parties” shall have the meaning set forth in Section 8.2(b).

          “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, that Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

          “Agreement” means this Stock Purchase Agreement, including (unless the context otherwise requires) the Exhibits, the Schedules and the certificates and instruments delivered in connection herewith, or incorporated by reference, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

          “Amsec Loss Control” shall mean AMSEC Loss Control Services, L.C., a Virginia limited liability company and a wholly-owned subsidiary of AE.

          “Ancillary Agreements” shall have the meaning set forth in Section 2.2.

          “Andrews Employment Agreement” shall have the meaning set forth in Section 7.3(g).

          “Approval” means any approval, authorization, consent, novation, permit, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental or Regulatory Authority or any other Person.

          “Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

          “Assignment and Assumption Agreement” shall have the meaning set forth in Section 6.8(b).

          “Associate” means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

          “Audited Financial Statements” shall have the meaning set forth in Section 5.3.

          “Auditor” shall have the meaning set forth in Section 1.4(b).

          “Books and Records” means all files, documents, instruments, papers, books and records relating to the Business or Condition of the Company, including financial statements, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs (including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans, excluding, however, in all cases any materials that contain any confidential information of any third party (other than the Company or Purchaser) that is restricted by agreement or applicable Law from being disclosed to Purchaser and/or any other Persons.

          “Business Combination” means, with respect to any Person, (a) any merger, consolidation, share exchange, reorganization or other business combination transaction to which such Person is a party, (b) any sale, or other disposition of all or substantially all of the capital stock or other equity interests of such Person (except for issuances of common stock upon conversion of preferred stock outstanding on the date hereof or the exercise of options or warrants outstanding on the date hereof or issued in accordance with this Agreement), (c) any tender offer (including a self tender), exchange offer, recapitalization, restructuring, liquidation, dissolution or similar or extraordinary transaction, (d) any sale, dividend or other disposition of all or a substantial portion of the Assets and Properties of such Person (including by way of exclusive license or joint venture formation) other than sales of inventory and the granting of licenses in the ordinary course of such Person’s business, or (e) the entering into of any agreement or understanding, the granting of any rights or options, or the acquiescence of such Person, to do any of the foregoing.

          “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the Commonwealth of Virginia are authorized or obligated to close.

          “Business or Condition of the Company” means the business, condition (financial or otherwise), results of operations, prospects or Assets and Properties of the Company.

          “Cash Payment” shall have the meaning set forth in Section 1.3(b)(ii) hereof.

          “Claim Amount” shall have the meaning set forth in Section 1.5(b).

          “Claim Notice” shall have the meaning set forth in Section 1.5(b).

          “Closing” shall have the meaning set forth in Section 1.2.

          “Closing Date” shall have the meaning set forth in Section 1.2.

          “Company” shall have meaning set forth in the Preamble of this Agreement.

          “Company Common Stock” shall have the meaning set forth in Section 2.3(a).

          “Company Expenses” shall have the meaning set forth in Section 6.4.

          “Company Financials Date” shall have the meaning set forth in Section 2.9.

          “Company Financials” shall have the meaning set forth in Section 2.7.

          “Company Intellectual Property” shall mean any Intellectual Property that is owned by the Company.

          “Company Options” means any Option to purchase or otherwise acquire Company Common Stock.

          “Company Registered Intellectual Property” means all Registered Intellectual Property owned by the Company or any of its Subsidiaries.

          “Competing Proposed Transaction” shall have the meaning set forth in Section 5.2.

          “Confidential Information of the Company” shall have the meaning set forth in Section 6.3(a).

          “Confidential Information of Purchaser” shall have the meaning set forth in Section 6.3(b).

          “Contract” means any note, bond, mortgage, contract, license, lease, sublease, covenant, commitment, power of attorney, proxy, indenture, or other written agreement or arrangement.

          “Deferred Payment Amount” shall have the meaning set forth in Section 1.5(a).

          “Deferred Payment Obligations” shall mean the Purchaser’s obligations to pay to AE, subject to the terms of this Agreement and the Escrow Agreement, the portion of the Acquisition Consideration equal to the Deferred Payment Amount and payable at the times provided in the Escrow Agreement and Section 1.5.

          “Employee Assignment” shall have the meaning set forth in Section 7.3(g).

          “Environmental Law” means any federal, state, local or foreign environmental, health and safety or other Law relating to Hazardous Materials, including the Comprehensive, Environmental Response Compensation and Liability Act, the Clean Air Act, the Federal Water

Pollution Control Act, the Solid Waste Disposal Act, the Federal Insecticide, Fungicide and Rodenticide Act.

          “Equity Equivalents” means securities (including Options to purchase any shares of Company Common Stock) which, by their terms, are or may be exercisable, convertible or exchangeable for or into common stock, preferred stock or other securities at the election of the holder thereof.

          “ERISA” shall have the meaning set forth in Section 2.14(a).

          “Escrow Agent” means SunTrust Bank or such other commercial bank, trust company or financial institution as is mutually agreed upon by Purchaser and AE.

          “Escrow Agreement” shall have the meaning set forth in Section 1.5(a).

          “Escrow Release Date” shall have the meaning set forth in Section 1.5(e).

          “GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

          “Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include any stock exchange, quotation service and the National Association of Securities Dealers.

          “Hazardous Material” means (a) any chemical, material, substance or waste including, containing or constituting petroleum or petroleum products, solvents (including chlorinated solvents), nuclear or radioactive materials, asbestos in any form that is or could become friable, radon, lead-based paint, urea formaldehyde foam insulation or polychlorinated biphenyls, (b) any chemicals, materials, substances or wastes which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law; or (c) any other chemical, material, substance or waste which is regulated by any Governmental or Regulatory Authority or which could constitute a nuisance.

          “Indebtedness” of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases classified as such under GAAP and (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

          “Indemnified Party” shall have the meaning set forth in Section 8.3(a).

          “Intellectual Property” means all trademarks and trademark rights (whether or not registered), trade names and trade name rights, service marks and service mark rights (whether or not registered), service names and service name rights, patents and patent rights, utility models and utility model rights, copyrights (statutory or registered), mask work rights, moral rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions (whether patentable or not), invention disclosures, improvements, processes, formulae, industrial models, processes, designs, specifications, technology, methodologies, techniques, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, all data bases and data collections and all rights therein, any right to enforce confidential treatment of information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for, registrations of any of the foregoing, and the sole and exclusive right to file for and apply for patents, utility models, trademarks, service marks, domain names, and copyrights, and the sole and exclusive right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files and other media on which any of the foregoing is stored.

          “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          “Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets.

          “Joint Press Release” shall have the meaning set forth in Section 6.5.

          “Joint Written Notice” shall have the meaning set forth in Section 1.5(d).

          “Judicial Decision Notice” shall have the meaning set forth in Section 1.5(d).

          “Law” or “Laws” means any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

          “Lease Documents” shall have the meaning set forth in Section 2.15(a).

          “Leased Real Property” shall have the meaning set forth in Section 2.15(a).

          “Liabilities” means all Indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

          “License” means any Contract that grants a Person the right to use or otherwise enjoy the benefits of any Intellectual Property (including any covenants not to sue with respect to any Intellectual Property).

          “Liens” means any mortgage, pledge, security interest, lien, easement, covenant, restriction, levy, charge, adverse claim or restriction or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable federal or state securities Law.

          “Loan Documents” shall have the meaning set forth in Section 6.14.

          “Loss(es)” shall have the meaning set forth in Section 8.2(a).

          “Material Adverse Effect” means, with respect to any Person, any event, fact, circumstance or condition that, individually or in the aggregate with any other such events, facts, circumstances or conditions, has had or would be reasonably expected to have, a material adverse effect on the business, financial condition or results of operations of such Person, other than any event, change, fact, circumstance or condition arising out of or resulting from (i) any adverse change to the United States economy in general or the economy of any foreign country in general in which such Person operates (provided that such change does not affect the business, results of operations, or financial condition of such Person in a materially disproportionate manner), (ii) any adverse change in general to the industries in which such Person operates (provided that such change does not affect the operations or financial condition of such Person in a materially disproportionate manner), (iii) any adverse change to financial, banking or securities markets generally (including any disruption thereof and any decline in the price of any security or any market index), (iv) the announcement of the Agreement and/or the announcement of any of the transactions contemplated hereunder, the fulfillment of the parties’ obligations hereunder or the consummation of the transactions contemplated by this Agreement, or (v) any outbreak or escalation of hostilities or act of terrorism involving the United States or any declaration of war by the United States.

          “Mercantile Release” shall have the meaning set forth in Section 6.14.

          “Mercantile” shall have the meaning set forth in Section 6.14.

          “Net Working Capital” shall have the meaning set forth in Section 1.4(c).

          “Non-Competition Agreement” shall have the meaning set forth in Section 7.3(c).

          “Non-Refundable Deposit” shall have the meaning set forth in Section 1.3(a).

          “Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other Contract that gives the right to (a) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person or (b) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of such Person, including any rights to participate in the equity, income or election of directors of such Person.

          “Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

          “Other Confidential Information of AE” shall have the meaning set forth in Section 6.3(a).

          “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

          “Phoenix System” means the system developed by and used by the Company under the “Phoenix” name, which is defined by the following: (a) the corresponding client-server software application; (b) the corresponding server database file; (c) the corresponding application server software; (d) the corresponding web software applications for (a)-(c); (e) the corresponding source code for (a)-(d); (f) the corresponding executable code for (a)-(d); and (g) the corresponding documentation necessary to materially use (a)-(d), either alone or in combination.

          “Plan” mean (a) each of the “employee benefit plans” (as such term is defined in Section 3(3) of ERISA, of which any of the Company or any member of the same controlled group of businesses as the Company within the meaning of Section 4001(a)(14) of ERISA (an “ERISA Affiliate”) is a sponsor or participating employer or as to which the Company or any of its ERISA Affiliates makes contributions or is required to make contributions, and (b) any employment, severance or other arrangement or policy of the Company or any of its ERISA Affiliates (whether written or oral) providing for health, life, vision or dental insurance coverage (including self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits or retirement benefits, fringe benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits.

          “Pre-Closing Tax Period” shall have the meaning set forth in Section 6.13(a).

          “Privileged Communications” shall have the meaning set forth in Section 8.5.

          “PTO” shall have the meaning set forth in Section 2.17(a).

          “Purchaser” shall have the meaning set forth in the Preamble of this Agreement.

          “Purchaser Indemnified Parties” shall have the meaning set forth in Section 8.2(a).

          “Purchaser Interested Parties” shall have the meaning provided in Section 8.2.

          “Purchaser’s Plan” shall have the meaning set forth in Section 6.10(b).

          “Registered Intellectual Property” shall mean all United States, international and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-

use applications, or other registrations or applications to trademarks or service marks; (c) registered copyrights and applications for copyright registration; (d) any mask work registrations and applications to register mask works; (e) registered domain names and applications to register domain names, and (f) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental or Regulatory Authority.

          “Response Notice” shall have the meaning set forth in Section 1.5(c).

          “Smith Employment Agreement” shall have the meaning set forth in Section 7.3(g).

          “Straddle Period” shall have the meaning set forth in Section 6.13(b).

          “Subsidiary” means any Person in which the Company or Purchaser, as the context requires, directly or indirectly through Subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest in, or the voting control of, such Person, whether or not existing on the date hereof.

          “Survival Period” shall have the meaning set forth in Section 8.1.

          “Takeover Statute” means a “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States, including, without limitation, Article 14.1 of the Virginia Stock Corporation Act.

          “Tax” or “Taxes” means (a) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Internal Revenue Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, (b) any Liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period, and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) as a result of any express or implied obligation to indemnify any other Person.

          “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          “Third Party Claims” shall have the meaning set forth in Section 8.3(a).

          “Tobey Employment Agreement” shall have the meaning set forth in Section 7.3(g).

          “Top 20 Customers” shall have the meaning set forth in Section 2.23.

          “Top 20 Suppliers” shall have the meaning set forth in Section 2.23.

          “Transaction Bonuses” shall mean the bonuses to be paid by the Company (and to be funded from the Cash Payment) to its employees simultaneously with the Closing in the amounts set forth on Schedule 2.9(u) hereto, including all 401(k) matching amounts, as well as the associated withholding amount to be retained by the Company to pay any tax obligations of the employees associated with payout of such bonuses and the amount of the Company’s tax obligations associated with such payout.

          “Wallace Employment Agreement” shall have the meaning set forth in Section 7.3(g).

          “Warranty Obligations” shall have the meaning set forth in Section 2.27.

     11.2 Construction.

          (a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and the neuter, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision, (iv) the terms “Article” or “Section” or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement, (v) the phrases “ordinary course of business” and “ordinary course of business consistent with past practice” refer to the business and practice of the Company, (vi) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (vii) when a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. When used herein, the terms “party” or “parties” refer to Purchaser, on the one hand, and the Company (prior to the Closing) and AE, on the other, and the terms “third party” or “third parties” refers to Persons other than Purchaser, the Company or AE.

          (b) When used herein, the phrase “knowledge of” the Company and/or AE or “known to” the Company and/or AE, means in any such case the actual knowledge of the officers and managers of AE and the individuals identified on Schedule 8.5 hereof; provided, however, that with respect to Section 2.23 hereof, “knowledge of the Company or AE” shall mean, in addition, the actual knowledge of all of the employees of the Company and AE.

[SIGNATURE PAGES FOLLOW]

               IN WITNESS WHEREOF, Purchaser, the Company and AE, have caused this Agreement to be signed by their duly authorized representatives, all as of the date first written above.

INTERSECTIONS INC.

By:	/s/ Michael R. Stanfield

Michael R. Stanfield
Chief Executive Officer

AMERICAN BACKGROUND INFORMATION SERVICES, INC.

By:	/s/ Christopher R. Andrews

Christopher R. Andrews
President and Chief Executive Officer

AMSEC ENTERPRISES, L.C.

By:	/s/ Christopher R. Andrews

Christopher R. Andrews
President and Chief Executive Officer